Exhibit 10.81

Execution Version

Certain portions of this exhibit, marked by [***], have been excluded because they are both not material and are the type that the registrant treats as private or confidential.

Royalty Purchase Agreement

By and Between

Ionis Pharmaceuticals, Inc.

and

Akcea Therapeutics, Inc. (for the limited purposes set forth herein)

and

Royalty Pharma Investments 2019 ICAV Dated as of January 9, 2023

Page

-i-

(continued)

Page

-ii-

(continued)

Page

Index of Exhibits
Exhibit A:	Seller’s Wire Transfer Instructions
Exhibit B:	Form of Bill of Sale
Exhibit C-1:	Form of Biogen Instruction Letter
Exhibit C-2:	Form of Novartis Instruction Letter
Exhibit D-1:	2012 Biogen License
Exhibit D-2:	2017 Biogen License
Exhibit D-3:	Novartis License
Exhibit D-4:	UMass License
Exhibit D-5:	Cold Spring Harbor License
Exhibit D-6:	Intercompany License
Exhibit D-7:	Consent Letter
Exhibit D-8:	Alnylam License
Exhibit E:	Form of Escrow Agreement
Exhibit F:	Form of Bilateral Common Interest Agreement
Exhibit G:	Form of Biogen Trilateral Common Interest Agreement
Exhibit H:	Form of Novartis Trilateral Common Interest Agreement
Exhibit I:	[***]
Exhibit J:	[***]
Exhibit K:	Revaluation Procedures

-iii-

ROYALTY PURCHASE AGREEMENT

This ROYALTY PURCHASE AGREEMENT, dated as of January 9, 2023 (this “Agreement”), is made and entered into by and between Ionis Pharmaceuticals, Inc., a Delaware corporation (the “Seller”) and, solely for the limited purposes set forth in Sections 2.1(a), 2.2, 2.3, 3.2, 3.4, 5.10(c) (the last sentence only), 5.14(b)(i), 5.14(b)(iii) and 9.3 hereunder,  Akcea Therapeutics, Inc., a Delaware corporation (“Akcea”), on the one hand, and Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (the “Buyer”), on the other hand.  Unless otherwise defined in this Agreement, capitalized terms have the meanings ascribed to them in Section 1 below.

W I T N E S S E T H:

WHEREAS, pursuant to the 2012 Biogen License, the Seller has the right to receive, among other things, the Spinraza Royalty from Biogen based on 2012 Biogen License Net Sales of Spinraza;

WHEREAS, pursuant to the 2017 Biogen License, the Seller has the right to receive, among other things, the BIIB-115 Royalty from Biogen based on 2017 Biogen License Net Sales of BIIB-115;

WHEREAS, pursuant to the Novartis License, Akcea has the right to receive, among other things, the Pelacarsen Royalty from Novartis based on Novartis License Net Sales of Pelacarsen; and

WHEREAS, the Buyer desires to purchase the Purchased Royalty Payments from the Seller and Akcea, and the Seller and Akcea each desires to sell the Purchased Royalty Payments to the Buyer, in each case on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

ARTICLE 1

DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1          Definitions. As used in this Agreement, the following terms shall have the following meanings:

“2012 Biogen Historical License Correspondence” means [***].

“2012 Biogen License” means the Development, Option and License Agreement by and between Isis Pharmaceuticals, Inc. and Biogen Idec International Holding Ltd., dated January 3, 2012, as amended by that certain Amendment No. 1 dated December 15, 2014.

“2012 Biogen Licensed Product” has the meaning ascribed to the term “Product” in the 2012 Biogen License.

“2012 Biogen License Material Communications” means copies of all written communications, other than 2012 Biogen Historical License Correspondence, between the Seller and Biogen involving the Spinraza Royalty or Spinraza that would reasonably be expected to have a Material Adverse Effect related to the Spinraza Royalty.

“2012 Biogen License Net Sales” has the meaning ascribed to the term “Net Sales” in the 2012 Biogen License.

“2017 Biogen Historical License Correspondence” means [***].

“2017 Biogen License” means the Research Collaboration, Option and License Agreement by and between Ionis Pharmaceuticals, Inc. and Biogen MA Inc., dated December 19, 2017.

“2017 Biogen License Material Communications” means copies of all written communications other than 2017 Biogen Historical License Correspondence, between Seller and Biogen involving the BIIB-115 Royalty or BIIB-115 and that would reasonably be expected to have a Material Adverse Effect related to the BIIB-115 Royalty.

“2017 Biogen License Net Sales” has the meaning ascribed to the term “Net Sales” in the 2017 Biogen License.

“2017 Biogen Licensed Product” has the meaning ascribed to the term “Product” in the 2017 Biogen License.

[***]

“Additional Purchase Price Payment” is defined in Section 2.1(b).

“Adjusted Payment Period” shall have the meaning ascribed to such term in Section 7.8.2(c) of the Novartis License.

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly, and whether by contract or otherwise, controlling, controlled by or under common control with such Person.  For purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

“Agreed Amount” is defined in Section 7.2(a).

“Agreement” is defined in the preamble. References to this Agreement include the Bill of Sale, the Disclosure Schedule, the Biogen Instruction Letter and the Novartis Instruction Letter.

“Akcea” is defined in the preamble.

“Alnylam” means Alnylam Pharmaceuticals, Inc.

“Alnylam License” means the Second Amended and Restated Strategic Collaboration and License Agreement between Alnylam and Seller, dated January 8, 2015, as amended by Amendment Number One on July 13, 2015 and as further amended, modified or otherwise supplemented from time to time in accordance with the terms hereof.

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“BIIB-115” means the investigational antisense oligonucleotide in development as a medicine for spinal muscular atrophy known as BIIB-115 or previously known as ION306.

“BIIB-115 Know-How” has the meaning ascribed to the term “Licensed Know-How” under the 2017 Biogen License.

“BIIB-115 Licensed Patents” is defined in Section 4.1(k)(i)(B).

“BIIB-115 Permitted Reduction” means [***].

[***]

“BIIB-115 Reversionary Rights” is defined in Section 5.12(b)(i).

“BIIB-115 Royalty” means (A) any and all amounts owed, owing or otherwise payable to the Seller (i) under Section 6.6.1, 6.6.2(c) or 6.10 of the 2017 Biogen License with respect to 2017 Biogen License Net Sales of 2017 Biogen Licensed Products, (ii) under Sections 7.5.5 or 7.6.1 of the 2017 Biogen License, and (iii) under Section 9.1 of the 2017 Biogen License, in the case of clauses (ii) and (iii) solely to the extent such payments relate to the amounts in clause (i) or 2017 Biogen License Net Sales of 2017 Biogen Licensed Products, (B) any and all Proceeds payable in lieu of such payments described in the foregoing clause (A), and (C) any and all interest payable to the Seller assessed on any payments described in the foregoing clauses (A) and (B), including under Section 6.12 of the 2017 Biogen License. For the avoidance of doubt, BIIB-115 Royalty shall not include any “Minimum Third Party Payments” (as defined in the 2017 Biogen License) after the expiration of the Reduced Royalty Period (as defined in the 2017 Biogen License).

“BIIB-115 Royalty Reports” means the quarterly reports deliverable by Licensee pursuant to Section 6.9.1 of the 2017 Biogen License.

“Bilateral Common Interest Agreement” means a Common Interest Agreement among the Seller, Akcea, and the Buyer, in the form attached hereto as Exhibit F.

“Bill of Sale” is defined in Section 3.2.

“Biogen” means, collectively, Biogen Idec International Holding Ltd., Biogen MA Inc., and their respective Affiliates.

“Biogen BIIB-115 Patents” means the patents owned or in-licensed by Biogen or its Affiliates that claim BIIB-115, including all patents the are listed at any time following the Closing Date in the Orange Book for BIIB-115.

“Biogen BIIB-115 Reversion Technology” means all Biogen Technology (as defined in the 2017 Biogen License) Controlled by Biogen as of the date of reversion that covers or claims BIIB-115.

“Biogen Instruction Letter” is defined in Section 5.5(g).

“Biogen Spinraza Patents” means the patents owned or in-licensed by Biogen or its Affiliates that claim Spinraza, including all patents the are listed at any time following the Closing Date in the Orange Book for Spinraza.

“Biogen Spinraza Reversion Technology” means all Biogen Idec Technology (as defined in the 2012 Biogen License) Controlled by Biogen as of the date of reversion that covers or claims Spinraza.

“Biogen Target” means ribonucleic acid corresponding to the survival of motor neuron 2 (SMN2) gene.

“Biogen Trilateral Common Interest Agreement” means a Common Interest Agreement among the Seller, Biogen and the Buyer, in the form attached hereto as Exhibit G, or in such other form as may be mutually agreed by the Parties.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 7.1(a).

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Calendar Year” means a period of twelve (12) consecutive months commencing on January 1 of the subject year.

“Claim Amount” is defined in Section 7.2(a).

“Claim Notice” is defined in Section 7.2(a).

“Closing” is defined in Section 3.1.

“Closing Date” means the date on which the Closing occurs.

“Cold Spring Harbor” means Cold Spring Harbor Laboratory.

“Cold Spring Harbor License” means the Amended and Restated Collaboration Agreement by and between Cold Spring Harbor and Seller, dated October 26, 2011, as amended and as further amended, modified or otherwise supplemented from time to time in accordance with the terms hereof.

“Confidential Information” is defined in Section 6.1.

“Consensus Value” means the net present value (applying an [***]% discount rate) of the projected net sales of the applicable Royalty Product using projections of Wall Street sell-side analysts then covering the Seller and the applicable Licensee, as determined in accordance with Exhibit K.

“Consent Letter” means that certain letter agreement by and between Seller and Akcea, dated as of January 16, 2017, as amended, modified or otherwise supplemented from time to time in accordance with the terms hereof.

“Contract” means any agreement, instrument, arrangement, modification, waiver or understanding, whether written or oral.

“Controlled” shall have the meaning ascribed to such term in the 2012 Biogen License, 2017 Biogen License, and Novartis License, as applicable to the applicable Licensee.

“Data Room” is defined in Section 3.7.

“Disclosing Party” is defined in Section 6.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.

“Enhanced Rights” is defined in Section 5.15.

“Escrow Account” means the account controlled by the Escrow Agent pursuant to which each Licensee has been instructed to direct all amounts payable by it under the applicable License Agreement(s) in accordance with the Biogen Instruction Letter and Novartis Instruction Letter, as the case may be.

“Escrow Agent” means U.S. Bank National Association, or its permitted successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into among the Seller, the Buyer, and the Escrow Agent, substantially in the form attached hereto as Exhibit E.

“FDA” means the U.S. Food and Drug Administration, or a successor federal agency thereto in the United States.

“FDA Approval of Pelacarsen for [***]” means receipt of NDA Approval of Pelacarsen to reduce the risk of [***] and elevated lipoprotein(a) (“Lp(a)”) (or any substantially similar indication for the reduction of cardiovascular event risk in adults with established cardiovascular disease and elevated Lp(a)).

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Indemnified Party” is defined in Section 7.2(a).

“Indemnifying Party” is defined in Section 7.2(a).

“Initial Payment Period” shall have the meaning ascribed to such term in Section 7.8.2(a) of the Novartis License.

“Initial Purchase Price” means $500,000,000.

“Intercompany License” means that certain Development, Commercialization and License Agreement by and between Seller and Akcea, dated as of December 18, 2015, as amended, modified or otherwise supplemented from time to time in accordance with the terms hereof.

“Ionis BIIB-115 Patents” has the meaning ascribed to the term “Licensed Patents” in the 2017 Biogen License.

“Ionis Core Technology Patents” means Isis Core Technology Patents (as defined in the 2012 Biogen License), Isis Manufacturing and Analytical Patents (as defined in the 2012 Biogen License), Ionis Core Technology Patents (as defined in the 2017 Biogen License), Ionis Manufacturing and Analytical Patents (as defined in the 2017 Biogen License), and Akcea Core Technology Patents (as defined in the Novartis License) and Akcea Manufacturing and Analytical Patents (as defined in the Novartis License).

“Ionis Pelacarsen Patents” has the meaning ascribed to the term “Licensed Patents” in the Novartis License.

“Ionis Product-Specific Spinraza Patents” has the meaning ascribed to the term “Isis Product-Specific Patents” in the 2012 Biogen License.

“Ionis Spinraza Patents” has the meaning ascribed to the term “Licensed Patents” in the 2012 Biogen License.

“Jointly-Owned BIIB-115 Program Patents” has the meaning ascribed to the term “Jointly-Owned Program Patents” in the 2017 Biogen License.

“Jointly-Owned Pelacarsen Program Patents” has the meaning ascribed to the term “Jointly-Owned Program Patents” in the Novartis License.

“Jointly-Owned Spinraza Program Patents” has the meaning ascribed to the term “Jointly-Owned Program Patents” in the 2012 Biogen License.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Knowledge of the Seller” means the actual knowledge of the Seller’s executive officers or other members of senior management with primary responsibility for the applicable subject matter.

“License Agreements” means, collectively, the 2012 Biogen License, the 2017 Biogen License and the Novartis License (each, a “License Agreement”).

 “License Correspondence” means the 2012 Biogen Historical License Correspondence, the 2017 Biogen Historical License Correspondence, and the Novartis Historical License Correspondence.

“Licensee” or “Licensees” means, individually and collectively, Biogen and Novartis.

“Lien” means any mortgage, lien, pledge, assignment, license, sublicense, hypothec, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind (including, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“Lp(a)” is defined in the definition of “FDA Approval of Pelacarsen for [***]”.

“Material Adverse Effect” shall mean (i) a material adverse effect on the legality, validity or enforceability of any provision of this Agreement, (ii) a material adverse effect on the ability of the Seller to perform any of its obligations hereunder, (iii) a material adverse effect on the rights or remedies of the Buyer hereunder, (iv) a material adverse effect on the rights of the Seller under any of the License Agreements related to any Royalty or (v) an adverse effect in any material respect on the timing, amount or duration of any payments to be made to the Buyer in respect of the Royalty or the right of the Buyer to receive such payments (but excluding in each case any event, circumstance or change based on market conditions generally applicable to the industry in which the Seller operates or in any specific jurisdiction or geographical area, such as drug reimbursement rates or the commercial launch of a potentially competitive product).

“Material Correspondence” means any [***] that relates to a matter that would reasonably be expected to have a Material Adverse Effect.

“NDA” means a New Drug Application submitted to the FDA in the United States in accordance with the Federal Food, Drug, and Cosmetic Act with respect to a pharmaceutical product.

“NDA Approval” means, with respect to a product in the United States, FDA approval of an NDA sufficient for the manufacture, distribution, use, marketing and sale of such product in the United States.

“New BIIB-115 Arrangement” is defined in Section 5.12(b)(i).

“New Pelacarsen Arrangement” is defined in Section 5.12(c)(i).

“New SMA Compounds” has the meaning ascribed to such term in the 2017 Biogen License.

“New Spinraza Arrangement” is defined in Section 5.12(a)(i).

“NMA Compound” has the meaning ascribed to such term in the 2017 Biogen License.

“Non-Permitted Withholding Tax Reduction” means any reduction to the Purchased Royalty Payments pursuant to Section 6.11.2 of the 2017 Biogen License [***], Section 6.11.2 of the 2012 Biogen License [***] or Section 7.13.3 of the Novartis License [***].

“Novartis” means Novartis Pharma AG.

[***]

“Novartis Historical License Correspondence” means [***].

“Novartis Instruction Letter” is defined in Section 5.5(g).

“Novartis License” means the Strategic Collaboration, Option and License Agreement by and between Akcea, and Novartis, dated January 5, 2017, as amended by that certain Amendment No. 1 to the Strategic Collaboration, Option and License Agreement dated February 22, 2019.

“Novartis License Material Communications” means copies of all written communications, other than Novartis Historical License Correspondence, between Akcea or Seller and Novartis involving the Pelacarsen Royalty or Pelacarsen and that would reasonably be expected to have a Material Adverse Effect related to the Pelacarsen Royalty.

“Novartis License Net Sales” has the meaning ascribed to the term “Net Sales” in the Novartis License.

“Novartis Pelacarsen Patents” means the patents owned or in-licensed by Novartis or its Affiliates that claim Pelacarsen, including all patents the are listed at any time following the Closing Date in the Orange Book for Pelacarsen.

“Novartis Pelacarsen Reversion Technology” means all Novartis Background Technology (as defined in the Novartis License) Controlled by Novartis as of the date of such termination that covers or claims Pelacarsen as of such date.

“Novartis Trilateral Common Interest Agreement” means a Common Interest Agreement among Akcea, Novartis and the Buyer, in the form attached hereto as Exhibit H, or in such other form as may be mutually agreed by the Parties.

“Patent Rights” shall have the meaning ascribed to such term in the 2012 Biogen License.

“Payment Triggering Event” is defined in Section 2.1(b).

“Pelacarsen” has the meaning ascribed to the term “AKCEA-APO(a)-LRx” in the Novartis License.

“Pelacarsen Commercial Launch” means the first sale for use or consumption by an end-user of Pelacarsen in the United States after NDA Approval of Pelacarsen; provided however, that the following shall not trigger a Pelacarsen Commercial Launch: (a) any sale to an Affiliate of the Seller or any Licensee, (b) any use of Pelacarsen in clinical or non-clinical development activities, or (c) disposal or transfer of Pelacarsen for a bona fide charitable purpose, compassionate use or samples.

“Pelacarsen Know-How” has the meaning ascribed to the term “Licensed Know-How” under the Novartis License.

“Pelacarsen Licensed Patents” is defined in Section 4.1(k)(i)(C).

“Pelacarsen Permitted Reduction” means [***].

[***]

“Pelacarsen Reversionary Rights” is defined in Section 5.12(c)(i).

“Pelacarsen Royalty” means (A) any and all amounts owed, owing or otherwise payable to Akcea (i) under Section 7.8.1, 7.8.2(c) and 7.12 of the Novartis License with respect to Novartis License Net Sales of Pelacarsen, (ii) under Section 8.6.4 of the Novartis License, and (iii) under Section 10.1 of the Novartis License, in the case of clauses (ii) and (iii) solely to the extent such payments relate to the amounts in the foregoing clause (i) or Novartis License Net Sales of Pelacarsen, (B) any and all Proceeds payable in lieu of such payments described in the foregoing clause (A), and (C) any and all interest payable to Akcea assessed on any payments described in the foregoing clauses (A) and (B), including under Section 7.14 of the Novartis License. For the avoidance of doubt, Pelacarsen Royalty shall not include any “Minimum Third Party Payments” (as defined in the Novartis License) after the expiration of the Adjusted Payment Period (as defined in the Novartis License).

“Pelacarsen Royalty Percentage” means, as of any time of determination, with respect to (a) Buyer, (b) the Seller or (c) any other Person who has acquired an interest in or a Lien over any portion of the Pelacarsen Royalty as a result of a Seller Monetization Transaction, [***].

“Pelacarsen Royalty Reports” means the quarterly reports deliverable by Licensee pursuant to Section 7.11.1 of the Novartis License.

“Pelacarsen RP Control Shift” means [***].

“Pelacarsen Target” means ribonucleic acid corresponding to the LPA (Lipoprotein(A)) gene.

“Pelacarsen Upstream License” means each of the Intercompany License, the Consent Letter, and the Alnylam License.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, and similar liens for amounts not yet due and payable, (b) statutory liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith, and (c) any liens created, permitted or required by this Agreement in favor of the Buyer or its Affiliates.

“Permitted Reduction” means a Spinraza Permitted Reduction (with respect to the Spinraza Royalty), BIIB-115 Permitted Reduction (with respect to the BIIB-115 Royalty), or Pelacarsen Permitted Reduction (with respect to the Pelacarsen Royalty); provided, however, a “Permitted Reduction” shall not include any amounts paid or payable by or on behalf of Seller to Cold Spring Harbor or UMass pursuant to the Upstream Licenses.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Prime Rate” means the prime rate published by the Wall Street Journal, from time to time, as the prime rate.

“Proceeds” means any amounts actually recovered by the Seller as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes.

“Purchase Price” means, collectively, the Initial Purchase Price and any Additional Purchase Price Payments.

“Purchased Pelacarsen Royalty Payments” means an amount equal to 25% of the Pelacarsen Royalty in respect of Novartis License Net Sales of Pelacarsen occurring from and after January 1, 2023.

“Purchased Royalty Payments” means, collectively, the Purchased SMA Royalty Payments and the Purchased Pelacarsen Royalty Payments.

“Purchased SMA Royalty Payments” means on a Calendar Year-by-Calendar Year basis, the applicable portion of the SMA Royalties with respect to SMA Combined Net Sales during such Calendar Year set forth in the table below, subject to the following limits: (i) during each Calendar Year, zero percent (0%) of the SMA Royalties related to SMA Combined Net Sales in excess of $1,500,000,000 during such Calendar Year; and (ii) zero percent (0%) of the SMA Royalties after the total amount of Purchased SMA Royalty Payments actually received by the Buyer hereunder equals the applicable SMA Royalty Cap.

Calendar Year	Applicable Portion of SMA Royalties
2023	25%
2024	25%
2025	25%
2026	25%
2027	25%
2028 and each Calendar Year thereafter	45%

In the event SMA Combined Net Sales exceed $1,500,000,000 during a subject Calendar Year, then the Purchased SMA Royalty Payments for the Calendar Quarter in which such $1,500,000,000 threshold is achieved shall be calculated on a pro rata basis based on the relative amounts of 2012 Biogen License Net Sales of Spinraza and 2017 Biogen License Net Sales of 2017 Biogen Licensed Products during such Calendar Quarter. By way of example only, if (a) SMA Combined Net Sales totaled $1,400,000,000 as of the nine-months ended September 30 of the subject Calendar Year and $1,650,000,000 as of the year-ended December 31 of the subject Calendar Year, and (b) of such $250,000,000 of SMA Combined Net Sales during the Calendar Quarter ended December 31, $200,000,000 was attributable to 2012 Biogen License Net Sales of Spinraza and $50,000,000 was attributable to 2017 Biogen License Net Sales of 2017 Biogen Licensed Products, then (x) of the $100,000,000 of SMA Combined Net Sales in the Calendar Quarter ending December 31 to be included in the calculation of the Purchased SMA Royalty Payments, $80,000,000 would be deemed attributable to 2012 Biogen License Net Sales of Spinraza and $20,000,000 would be deemed attributable to 2017 Biogen License Net Sales of 2017 Biogen Licensed Products and (y) $150,000,000 of SMA Combined Net Sales (comprised of $120,000,000 of 2012 Biogen License Net Sales of Spinraza and $30,000,000 of 2017 Biogen License Net Sales of 2017 Biogen Licensed Products) in the Calendar Quarter ending December 31 would be excluded from the calculation of Purchased SMA Royalty Payments.

“Receiving Party” is defined in Section 6.1.

“Representative” means, with respect to any Person, (i) any direct or indirect stockholder, member or partner of such Person and (ii) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.

“Royalty” means, collectively, the Spinraza Royalty, the BIIB-115 Royalty, and the Pelacarsen Royalty.

“Royalty Products” means, collectively, Spinraza, BIIB-115, and Pelacarsen.

“Royalty Reduction” means any adjustment, counterclaim, reduction, credit, or deduction of, from or to any payment of a Royalty.

“Royalty Reports” means, collectively, the Spinraza Royalty Reports, BIIB-115 Royalty Reports, and Pelacarsen Royalty Reports.

“Seller” is defined in the preamble.

“Seller Indemnified Parties” is defined in Section 7.1(b).

“Seller Monetization Transaction” means, [***].

“Set-Off” means any set-off or offset, by contract or under common law.

“SMA Combined Net Sales” means the aggregate of 2012 Biogen License Net Sales of Spinraza and 2017 Biogen License Net Sales of 2017 Biogen Licensed Products.

“SMA Royalties” means, collectively, the Spinraza Royalty and the BIIB-115 Royalty.

“SMA Royalty Cap” means (i) if FDA Approval of Pelacarsen for [***] has occurred by the date that the total Purchased SMA Royalty Payments actually received by the Buyer hereunder equals $475,000,000, then $475,000,000 or (ii) otherwise, $550,000,000.

“SMA Royalty Percentage” means, as of any time of determination, with respect to (a) Buyer, (b) the Seller or (c) any other Person who has acquired an interest in or a Lien over any portion of the Spinraza Royalty as a result of a Seller Monetization Transaction, [***].

“SMA RP Control Shift” means [***].

“sNDA Approval” means the FDA’s approval of a supplemental NDA, including all licenses and registrations,  that are necessary for the sale and marketing of a pharmaceutical product in the United States.

“Spinraza” means nusinersen (or ISIS 396443).

“Spinraza Assigned Patents” is defined in Section 4.1(k)(i)(A).

“Spinraza Know-How” has the meaning ascribed to the term “Licensed Know-How” under the 2012 Biogen License.

“Spinraza Licensed Patents” is defined in Section 4.1(k)(i)(A).

“Spinraza Permitted Reduction” means [***].

[***]

“Spinraza Reversionary Rights” is defined in Section 5.12(a)(i).

“Spinraza Royalty” means (A) any and all amounts owed, owing or otherwise payable to the Seller (i) under Section 6.6.1, 6.6.2(c) or 6.10 of the 2012 Biogen License with respect to 2012 Biogen License Net Sales of 2012 Biogen Licensed Products, (ii) under Sections 7.5.5 or 7.6.1 of the 2012 Biogen License relating to a claim for infringement of the Spinraza Assigned Patents or Spinraza Licensed Patents, and (iii) under Section 9.1 of the 2012 Biogen License, in the case of clauses (ii) and (iii), solely to the extent such payments relate to the amounts in the foregoing clause (i) or 2012 Biogen License Net Sales of 2012 Biogen Licensed Products, (B) any and all Proceeds payable in lieu of such payments described in the foregoing clause (A), and (C) any and all interest payable to the Seller assessed on any payments described in the foregoing clauses (A) and (B), including under Section 6.12 of the 2012 Biogen License. For the avoidance of doubt, Spinraza Royalty shall not include “Minimum Third Party Payments” (as defined in the 2012 Biogen License) after the expiration of the Reduced Royalty Period (as defined in the 2012 Biogen License).

“Spinraza Royalty Reports” means the quarterly reports deliverable by Licensee pursuant to Section 6.9.1 of the 2012 Biogen License.

“Spinraza Upstream License” means each of the UMass License and the Cold Spring Harbor License.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party” means any Person that is not the Buyer, an Affiliate of the Buyer, the Seller or an Affiliate of the Seller.

“Triggering BIIB-115 Termination” is defined in Section 5.12(b)(i).

“Triggering Pelacarsen Termination” is defined in Section 5.12(c)(i).

“Triggering Spinraza Termination” is defined in Section 5.12(a)(i).

“UCC” means Article 9 of the New York Uniform Commercial Code, as in effect from time to time.

“UMass” means University of Massachusetts.

“UMass License” means the Exclusive License Agreement by and between UMass and Seller, dated January 14, 2010, as amended on November 28, 2011, and as further amended, modified or otherwise supplemented from time to time in accordance with the terms hereof.

“Upstream License” means each Spinraza Upstream License and each Pelacarsen Upstream License.

Section 1.2          Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)          “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”

(b)          “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”

(c)          “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)          references to a Person are also to its permitted successors and assigns;

(e)          definitions are applicable to the singular as well as the plural forms of such terms;

(f)          unless otherwise indicated, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g)          references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States and all payments under this Agreement shall be made in immediately available funds;

(h)          provisions referring to matters that would or could have, or would or could reasonably be expected to have, or similar phrases, shall be deemed to have such result or expectation with or without the giving of notice or the passage of time, or both;

(i)          references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

(j)          for covenants that are to be undertaken “reasonably,” such actions (or inactions) shall take into account Buyer’s economic interest in the Royalty and the impact of the applicable action (or inaction) on such interest.

Section 1.3          Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

ARTICLE 2

PURCHASE, SALE AND ASSIGNMENT OF THE ROYALTY

Section 2.1          Closing; Purchase Price.

(a)          Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall, and shall cause Akcea to, and Akcea shall, sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free and clear of all Liens, all of the Seller’s, or Akcea’s, as applicable, right, title and interest in and to the Purchased Royalty Payments. The purchase price to be paid at the Closing to the Seller for such sale, transfer, assignment and conveyance is the Initial Purchase Price. At the Closing, the Buyer shall pay the Seller the Initial Purchase Price by wire transfer to one or more accounts specified by the Seller on Exhibit A.

(b)        Following the Closing, upon the occurrence of each of the following events (each a “Payment Triggering Event”), the Buyer shall make a cash payment (each an “Additional Purchase Price Payment”) to the Seller in the amount corresponding to such Payment Triggering Event:

#	PAYMENT TRIGGERING EVENT	ADDITIONAL PURCHASE PRICE PAYMENT AMOUNT
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]
7.	[***]	[***]
	TOTAL	$625,000,000

Notwithstanding the foregoing, if each of Payment Triggering Events #2 through #7 above are achieved, then the Payment Triggering Event in #1 above, if not previously triggered, will be deemed to be achieved as well and the Buyer shall make the Additional Purchase Price Payment to the Seller in the amount corresponding to such Payment Triggering Event in accordance with Section 2.1(d) below.

For clarity, (i) only one Additional Purchase Price Payment shall be due hereunder with respect to each Payment Triggering Event and no Additional Purchase Price Payment shall be payable for repeated achievements of any such Payment Triggering Events; provided that for the avoidance of doubt, more than one Payment Triggering Event may be achieved for any particular Calendar Year, and (ii) [***].

(c)          Each party hereto hereby agrees and acknowledges that: (i) the Additional Purchase Price Payments are contingent payment obligations of the Buyer and there can be no assurance regarding the occurrence of any of the Payment Triggering Events and (ii) the Buyer shall have no obligation or liability with respect to any Additional Purchase Price Payment unless and until the corresponding Payment Triggering Event has occurred.

(d)          The Seller shall notify the Buyer promptly following the achievement of any Payment Triggering Event, and the Buyer shall pay the corresponding Additional Purchase Price Payment to the Seller within [***] Business Days following such notice (except in the case of Payment Triggering Event #5, which shall be paid within [***] Business Days of the date of [***].

(e)          Each party hereto further agrees and acknowledges that the other party shall have the right to offset any Agreed Amounts or Losses resolved pursuant to a final and unappealable ruling in accordance with the provisions of Section 9.8 owed by such party to the other party hereunder. In addition, in the event that a court of competent jurisdiction makes a final and unappealable ruling in accordance with the provisions of Section 9.8 that the Buyer has breached this Agreement by failing to pay any Additional Purchase Price Payment when due, the Seller shall have a right to recoup such Additional Purchase Price Payment not paid by Buyer, together with any late fee in respect thereof in accordance with Section 5.4, from the Purchased Royalty Payments. For the avoidance of doubt, this Agreement (including all agreements, schedules and exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing Date) shall constitute a “single integrated agreement” and the transactions contemplated thereby shall constitute a “single integrated transaction” in each case for purposes of recoupment.

(f)          Subject to Section 2.1(e), any Additional Purchase Price Payment owed to the Seller by the Buyer in accordance with Section 2.1(b) shall be paid to the Seller by wire transfer to the account(s) specified by the Seller on Exhibit A (or such other account(s) as specified by the Seller in a writing delivered to the Buyer in accordance with Section 9.1). The parties hereto further agree that: (i) the aggregate Additional Purchase Price Payments payable by the Buyer hereunder shall not exceed $625,000,000 and (ii) the total Purchase Price payable to the Seller by the Buyer hereunder (inclusive of the Initial Purchase Price and, if required to be paid under this Agreement, all of the Additional Purchase Price Payments) shall in no event exceed $1,125,000,000 in the aggregate.

Section 2.2          No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, the Buyer is purchasing, acquiring and accepting only the Purchased Royalty Payments, and is not assuming any liability or obligation of the Seller or Akcea of whatever nature, whether presently in existence or arising or asserted hereafter, under the License Agreements or otherwise. Except as specifically set forth herein in respect of the Purchased Royalty Payments purchased, acquired and accepted hereunder, the Buyer does not, by such purchase, acquisition and acceptance, acquire any other contract rights of the Seller or Akcea under the License Agreements or otherwise or any other assets of the Seller or Akcea.

Section 2.3          True Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller and Akcea to the Buyer of all of the Seller’s, and Akcea’s (as applicable) rights, title and interests in and to the Purchased Royalty Payments and the Seller relinquishes all title and control over the Purchased Royalty Payments upon such sale, transfer, assignment and conveyance. None of the Seller, Akcea or the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer to the Seller or Akcea (as applicable) or to any of the Seller’s or Akcea’s Affiliates, or a pledge, a security interest, a financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to the Purchased Royalty Payments and any “proceeds” (as defined in the UCC) thereof shall not be part of the Seller’s or Akcea’s estates in the event of the filing of a petition by or against the Seller under any Bankruptcy Laws.  Each of the Seller, Akcea and the Buyer hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that the sale contemplated by this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller and Akcea to the Buyer of all of the Seller’s and Akcea’s right, title and interest in and to the Purchased Royalty Payments under applicable law, which waiver shall, to the maximum extent permitted by applicable law, be enforceable against the Seller or Akcea (as applicable) in any bankruptcy or insolvency proceeding relating to the Seller or Akcea or either of their subsidiaries. Accordingly, the Seller and Akcea shall treat the sale, transfer, assignment and conveyance of the Purchased Royalty Payments as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and the Seller and Akcea each hereby authorizes the Buyer to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller and Akcea (as applicable) as the debtor and the Buyer as the secured party in respect of the Purchased Royalty Payments. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, each of the Seller and Akcea does hereby grant to the Buyer a security interest in and to all right, title and interest of the Seller or Akcea (as applicable), in, to and under the Purchased Royalty Payments and any “proceeds” (as defined in the UCC) thereof as security for all of the Seller’s and Akcea’s obligations hereunder, including the payment of the Purchased Royalty Payments, and each of the Seller and Akcea does hereby authorize the Buyer, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest.  At such time as the Buyer receives zero percent (0%) of the SMA Royalties after the total amount of Purchased SMA Royalty Payments actually received by the Buyer hereunder equals the applicable SMA Royalty Cap, the security interest granted pursuant to the immediately preceding sentence as it relates to the Purchased SMA Royalty Payments shall be released and the Buyer shall, at the request and sole expense of the Seller, execute and deliver to the Seller all releases and other documents reasonably necessary or advisable for the release of the Liens against the Purchased SMA Royalty Payments, including the filing of amendments to any UCC financing statements against the Seller to evidence such termination.

ARTICLE 3

CLOSING

Section 3.1          Closings; Payment of Purchase Price.The purchase and sale of the Purchased Royalty Payments shall take place remotely via the exchange of documents and signatures on the date hereof or such other place, time and date as the parties hereto may mutually agree (the “Closing”). At the Closing, the Buyer shall deliver (or cause to be delivered) payment of the Initial Purchase Price to the Seller by wire transfer to one or more accounts specified by the Seller on Exhibit A.

Section 3.2          Bill of Sale. At the Closing, upon confirmation of the receipt of the Initial Purchase Price, the Seller and Akcea shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Purchased Royalty Payments, substantially in the form attached hereto as Exhibit B (the “Bill of Sale”).

Section 3.3          [Reserved].

Section 3.4          Escrow Agreement. Within [***] Business Days following the Closing, the Buyer, the Seller and Akcea shall execute and deliver the Escrow Agreement to the Escrow Agent.

Section 3.5          Form W-9. At the Closing, the Seller shall deliver to the Buyer a valid, properly executed IRS Form W-9 certifying that the Seller is exempt from U.S. federal withholding tax and “backup” withholding tax.

Section 3.6          Form W-8BEN-E. At the Closing, the Buyer shall deliver to the Seller a valid, properly executed IRS Form W-8BEN-E certifying that the Buyer is exempt from U.S. federal withholding tax with respect to any and all Purchased Royalty Payments.

Section 3.7          Data Room. The Seller shall have delivered to the Buyer an electronic copy of all of the information and documents posted to the virtual data room established by the Seller as of the date hereof and made available to the Buyer via Firmex (the “Data Room”) for archival purposes only.

Section 3.8          Bilateral Common Interest Agreement. At the Closing each of the Seller and the Buyer shall execute and deliver to the other party hereto the Bilateral Common Interest Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1          Seller’s Representations and Warranties. Except as set forth in the Disclosure Schedule, the Seller represents and warrants to the Buyer that as of the Closing Date:

(a)          Existence; Good Standing. Each of Akcea and the Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Each of Akcea and the Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)          Authorization. Each of the Seller and Akcea has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of each of the Seller and Akcea.

(c)          Enforceability. The Agreement has been duly executed and delivered and constitutes a valid and binding obligation of each of the Seller and Akcea enforceable against the Seller and Akcea in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws or general principles of equity (whether considered in a proceeding in equity or at law).

(d)          No Conflicts. The execution, delivery and performance by the Seller or Akcea of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the organizational documents of the Seller or Akcea, (ii) contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to the Seller or Akcea, (iii) contravene or conflict with or constitute a default under any of the License Agreements or under any of the Upstream Licenses or (iv) contravene or conflict with or constitute a default under any other material contract or material agreement binding upon or applicable to the Seller or Akcea.

(e)          Consents. Except for filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.

(f)          No Litigation. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Seller, threatened, including before any Governmental Entity, against or involving the Seller or any of its Affiliates, or any of their respective properties or assets that, individually or in the aggregate, would be reasonably be expected to result in a Material Adverse Effect or which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto.

(g)          Compliance with Laws. Neither the Seller nor any of its Affiliates is in violation of, and to the Knowledge of the Seller, neither the Seller nor any of its Affiliates is under investigation with respect to nor has the Seller or any of its Affiliates been threatened in writing to be charged with or given written notice of any violation of, any law or Judgment applicable to the Seller or any of its Affiliates, which violation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(h)          [Reserved.]

(i)          License Agreements. Attached hereto as Exhibit D-1, D-2, D-3, D-4, D-5, D-6 D-7, and D-8 is a true, correct and complete copy of the 2012 Biogen License, 2017 Biogen License, Novartis License, the UMass License, the Cold Spring Harbor License, the Intercompany License, the Consent Letter, and the Alnylam License respectively. The Seller has delivered to the Buyer via the Data Room true, correct and complete copies of all License Correspondence.

(i)          No Other Agreements.

(A)         Except for the 2017 Biogen License, and except as set forth on Schedule 4.1(i)(i)(A) of the Disclosure Schedule, the 2012 Biogen License is the only Contract between the Seller (or any predecessor or Affiliate thereof), on the one hand, and Biogen (or any predecessor or Affiliate thereof), on the other hand, relating to Spinraza or the Biogen Target, and there are no other Contracts (other than the 2017 Biogen Agreement) between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and any other Person, including Biogen (or any predecessor or Affiliate thereof), on the other hand, that relate to the 2012 Biogen License, any Spinraza Licensed Patent (other than an Ionis Core Technology Patent), the 2012 Biogen Licensed Product (including the development or commercialization thereof), Spinraza or the Spinraza Royalty.

(B)         Except for the 2012 Biogen License, and except as set forth on Schedule 4.1(i)(i)(B) of the Disclosure Schedule, the 2017 Biogen License is the only Contract between the Seller (or any predecessor or Affiliate thereof), on the one hand, and Biogen (or any predecessor or Affiliate thereof), on the other hand, relating to BIIB-115 or the Biogen Target, and there are no other Contracts between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and any other Person, including Biogen (or any predecessor or Affiliate thereof), on the other hand, that relate to the 2017 Biogen License, any BIIB-115 Licensed Patent  (other than an Ionis Core Technology Patent), the 2017 Biogen Licensed Product (including the development or commercialization thereof), BIIB-115 or the BIIB-115 Royalty.

(C)         Except as set forth on Schedule 4.1(i)(i)(C) of the Disclosure Schedule, the Novartis License is the only Contract between the Seller (or any predecessor or Affiliate thereof), on the one hand, and Novartis (or any predecessor or Affiliate thereof), on the other hand, relating to Pelacarsen or the Pelacarsen Target, and there are no other Contracts between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and any other Person, including Novartis (or any predecessor or Affiliate thereof), on the other hand, that relate to the Novartis License, any Pelacarsen Licensed Patent (other than any Ionis Core Technology Patent), Pelacarsen (including the development or commercialization thereof), or the Pelacarsen Royalty.

(D)         Except as set forth on Schedule 4.1(i)(i)(D) of the Disclosure Schedule, UMass License is the only Contract between the Seller (or any predecessor or Affiliate thereof), on the one hand, and UMass (or any predecessor or Affiliate thereof), on the other hand, relating to the subject matter thereof, and there are no other Contracts between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and any other Person, including UMass (or any predecessor or Affiliate thereof), on the other hand, that relate to the Spinraza Licensed Patents owned by UMass.

(E)         Except as set forth on Schedule 4.1(i)(i)(E) of the Disclosure Schedule, the Cold Spring Harbor License is the only Contract between the Seller (or any predecessor or Affiliate thereof), on the one hand, and Cold Spring Harbor (or any predecessor or Affiliate thereof), on the other hand, relating to the subject matter thereof, and there are no other Contracts between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and any other Person, including Cold Spring Harbor (or any predecessor or Affiliate thereof), on the other hand, that relate to the Spinraza Licensed Patents owned by Cold Spring Harbor.

(F)         Except as set forth on Schedule 4.1(i)(i)(F) of the Disclosure Schedule, the Intercompany License and Consent Letter are the only Contracts between the Seller (or any predecessor or Affiliate thereof), on the one hand, and Akcea (or any predecessor or Affiliate thereof), on the other hand, relating to the subject matter thereof, and there are no other Contracts between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and any other Person, including Akcea (or any predecessor or Affiliate thereof), on the other hand, that relate to the Pelacarsen Licensed Patents owned by Seller.

(G)         Except as set forth on Schedule 4.1(i)(i)(G) of the Disclosure Schedule, the Alnylam License is the only Contract between the Seller (or any predecessor or Affiliate thereof), on the one hand, and Alnylam (or any predecessor or Affiliate thereof), on the other hand, relating to the subject matter thereof, and there are no other Contracts between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and any other Person, including Alnylam (or any predecessor or Affiliate thereof), on the other hand, that relate to the Pelacarsen Licensed Patents owned by Alnylam.

(H)         There is no proposal to amend, modify or waive any provision of any License Agreement or any Upstream License.

(ii)         Licenses/Sublicenses. Except as set forth on Schedule 4.1(i)(ii) of the Disclosure Schedule, to the Knowledge of the Seller, there are no licenses or sublicenses entered into by Biogen or Novartis in respect of such Licensee’s rights and obligations under any License Agreement. The Seller has not received any notice from Biogen pursuant to Section 4.1.2 of the 2012 Biogen License or Section 4.1.2 of the 2017 Biogen License.  Akcea has not received any updates at JDCC (as defined in the Novartis License) meetings regarding licenses or sublicenses in respect of Novartis’ rights and obligations under any License Agreement.

(iii)        Validity and Enforceability of License Agreements and Upstream Licenses; No Breaches or Defaults; No Repudiation. Each License Agreement and each Upstream License is legal, valid, binding, enforceable, and in full force and effect, except as such enforceability may be limited by applicable Bankruptcy Laws or general principles of equity (whether considered in a proceeding in equity or at law). Neither the Seller, Akcea nor, to the Knowledge of the Seller, no other party to any License Agreement or any Upstream License is, or has at any time been in material breach thereof or default thereunder, and to the Knowledge of the Seller, no event has occurred that with notice or lapse of time would constitute such a material breach, or permit termination, modification, or acceleration, under the License Agreement. Neither the Seller nor Akcea has received any written notice in connection with any License Agreement or any Upstream License challenging the validity or enforceability of any provision of such agreement, including the obligation to pay any portion of the Royalty without Set-Off or any Royalty Reduction, and neither the Seller nor Akcea has received any written notice in connection with any License Agreement or Upstream License challenging the interpretation of any provision of such agreement, except in respect of any Upstream License as would not reasonably be expected to have a Material Adverse Effect.

(iv)         Products.

(A)         Spinraza is a 2012 Biogen Licensed Product under the 2012 Biogen License and, to the Knowledge of the Seller, there are no other 2012 Biogen Licensed Products being researched, developed or commercialized by or on behalf of Biogen under the 2012 Biogen License.

(B)         BIIB-115 is a 2017 Biogen Licensed Product and an NMA Compound under the 2017 Biogen License and, to the Knowledge of the Seller, there are no other 2017 Biogen Licensed Products being researched, developed or commercialized by or on behalf of Biogen under the 2017 Biogen License.

(C)         AKCEA-APO(a)-LRx (as defined in the Novartis License), includes the investigational antisense oligonucleotide medicine known as Pelacarsen, which is designed to reduce apolipoprotein(a) in the liver. To the Knowledge of the Seller, other than such investigational antisense oligonucleotide medicine, there are no other AKCEA-APO(a)-LRx products (as defined in the Novartis License) being researched, developed or commercialized by or on behalf of Novartis under the Novartis License.

(v)          No Liens or Assignments by the Seller. Neither Seller nor Akcea has, except for Permitted Liens and as contemplated hereby, conveyed, assigned or in any other way transferred or granted any Liens (other than sublicenses under any License Agreement or any Upstream License) upon or with respect to all or any portion of its right, title and interest in and to any Royalty, any License Agreement, or any Upstream License.

(vi)        No Waivers or Releases. Neither the Seller nor Akcea has granted any material waiver under any License Agreement or any Upstream License and has not released Biogen, Novartis, UMass, Cold Spring Harbor, Alnylam, Akcea, or Seller, in whole or in part, from any of its material obligations under any License Agreement or any Upstream License.

(vii)       No Termination. The Seller has not (A) (1) given Biogen any notice of termination of the 2012 Biogen License or the 2017 Biogen License (whether in whole or in part) or any notice expressing any intention to terminate the 2012 Biogen License or 2017 Biogen License, (2) given Novartis any notice of termination of the Novartis License (whether in whole or in part) or any notice expressing any intention to terminate the Novartis License, (3) given UMass any notice of termination of the UMass License (whether in whole or in part) or any notice expressing any intention to terminate the UMass License, (4) given Cold Spring Harbor any notice of termination of the Cold Spring Harbor License (whether in whole or in part) or any notice expressing any intention to terminate the Cold Spring Harbor License, (5) given Akcea any notice of termination of any Intercompany License or Consent Letter (whether in whole or in part) or any notice expressing any intention to terminate the Intercompany License or Consent Letter, (6) given Alnylam any notice of termination of the Alnylam License (whether in whole or in part) or any notice expressing any intention to terminate the Alnylam License, or (B) received any notice of termination of any License Agreement or Upstream License (whether in whole or in part) or any notice expressing any intention to terminate any License Agreement or Upstream License. To the Knowledge of the Seller, no event has occurred that would give rise to the expiration or termination of, or any party having the right to terminate for breach, any License Agreement or Upstream License except in respect of any Upstream License as would not reasonably be expected to have a Material Adverse Effect.

(viii)      Payments Made. The Seller has timely received from Biogen the full amount of the payments due and payable under the 2012 Biogen License and 2017 Biogen License. The Seller has timely received from Novartis the full amount of the payments due and payable under the Novartis License.

(ix)        No Assignments by Licensee. The Seller has not consented to any assignment, delegation or other transfer by Biogen or any of its predecessors of any of their rights or obligations under the 2012 Biogen License or 2017 Biogen License, and, to the Knowledge of the Seller, Biogen has not assigned or otherwise transferred any of its rights or obligations under the 2012 Biogen License or 2017 Biogen License. The Seller has not consented to any assignment, delegation or other transfer by Novartis or any of its predecessors of any of their rights or obligations under the Novartis License, and, to the Knowledge of the Seller, Novartis has not assigned or otherwise transferred any of its rights or obligations under the Novartis License.

(x)         No Indemnification Claims. The Seller has not (A) notified Biogen or any other Person of any claims for indemnification under the 2012 Biogen License or 2017 Biogen License, (B) notified Novartis or any other Person of any claims for indemnification under the Novartis License, or (C) received any claims for indemnification under any License Agreement.

(xi)        No Royalty Reductions.

(A)       To the Knowledge of the Seller, the amount of the Spinraza Royalty due and payable under Section 6.6.1 of the 2012 Biogen License is not currently subject to any Royalty Reduction (including any Spinraza Permitted Reduction). To the Knowledge of the Seller, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit Biogen to claim, or have the right to claim, a Royalty Reduction (including any Spinraza Permitted Reduction) against the Spinraza Royalty (other than as contemplated by Section 6.6.2(c) of the 2012 Biogen License).

(B)       To the Knowledge of the Seller, the amount of the BIIB-115 Royalty due and payable under Section 6.6.1 of the 2017 Biogen License is not currently subject to any Royalty Reduction (including any BIIB-115 Permitted Reduction). To the Knowledge of the Seller, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit Biogen to claim, or have the right to claim, a Royalty Reduction (including any BIIB-115 Permitted Reduction) against the BIIB-115 Royalty (other than as contemplated by Section 6.6.2(c) of the 2017 Biogen License).

(C)       To the Knowledge of the Seller, the amount of the Pelacarsen Royalty due and payable under Section 7.8.1 of the Novartis License is not currently subject to any Royalty Reduction (including any Pelacarsen Permitted Reduction). To the Knowledge of the Seller, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit Novartis to claim, or have the right to claim, a Royalty Reduction (including any Pelacarsen Permitted Reduction) against the Pelacarsen Royalty (other than as contemplated by Section 7.6.2(c) of the Novartis License).

(xii)       No Notice of Infringement. The Seller has not received any written notice from, or given any written notice to, (A) Biogen pursuant to Section 7.5.1 of the 2012 Biogen License or Section 7.5.1 of the 2017 Biogen License, (B) Novartis pursuant to Section 8.6.1 of the Novartis License, (C) UMass pursuant to Section 6.4(a) of the UMass License, (D) Cold Spring Harbor pursuant to Section  5.4 of the Cold Spring Harbor License, (E) Akcea pursuant to Section 9.3.1 of the Intercompany License, or (F) Alnylam pursuant to Section 11.5 of the Alnylam License.

(xiii)      Audits.  Except as set forth on Schedule 4.1(i)(xiii) of the Disclosure Schedule, the Seller has not initiated, pursuant to Section 6.10 of the 2012 Biogen License, Section 6.10 of the 2017 Biogen License, or Section 7.12 of the Novartis License or otherwise any inspection or audit of books of accounts or other records of Biogen or Novartis, or the calculation of royalties or other amounts payable to the Seller under any License Agreement.

(xiv)      Additional Rights.

(A)         Biogen has not exercised the Diagnostic Option (as defined in the 2012 Biogen License) pursuant to Section 3.2.1 of the 2012 Biogen License.  Biogen has exercised its Option (as defined in the 2012 Biogen License) with respect to Spinraza in accordance with Section 3.1.3 of the 2012 Biogen License and in accordance with the timeline set forth therein.  The Seller has not developed any Follow-On Compound (as defined in the 2012 Biogen License) and Biogen has not exercised its right of first negotiation to develop and commercialize any Follow-On Compound pursuant to Section 2.1.2 of the 2012 Biogen License, except for BIIB-115. The Seller has not received or provided any notice pursuant to Section 6.6.1 of the 2012 Biogen License.

(B)         Biogen has exercised its Option (as defined in the 2017 Biogen License) with respect to BIIB-115 in accordance with Section 3.2 of the 2017 Biogen License and in accordance with the timeline set forth therein.

(C)         Novartis has exercised its Option (as defined in the Novartis License) with respect to Pelacarsen in accordance with Section 3.3.2 of the Novartis License and in accordance with the timeline set forth therein.  Neither Akcea nor the Seller has exercised, or delivered any notice or otherwise expressed an intent to Novartis to exercise, its right to co-commercialize Pelacarsen pursuant to Section 6.5 of the Novartis License.

(xv)       Regulatory. Since January 1, 2021 in the case of the 2012 Biogen License and since December 21, 2021 in the case of the 2017 Biogen License, the Seller has not received (A) any material regulatory reports (or feedback related thereto) pursuant to Section 5.15 of the 2012 Biogen License or Section 5.2.2 of the 2017 Biogen License, or (B) any other material update from Biogen’s Alliance Managers (designated in accordance with Section 1.2.6 of the 2012 Biogen License or Section 1.3.5 of the 2017 Biogen License), the substance of which, regarding clauses (A) and (B), has not been disclosed in the Data Room.  Since January 1, 2021, the Seller has not received (1) any material regulatory reports (or feedback related thereto) pursuant to Section 6.6 of the Novartis License, or (2) any other material update from Novartis’ Alliance Manager (designated in accordance with Section 2.2 of the Novartis License) relating to Pelacarsen, the substance of which, regarding clauses (1) and (2), has not been disclosed in the Data Room.

(j)          Title to Royalty. The Seller has good and marketable title to each of the BIIB-115 Royalty, Spinraza Royalty and Pelacarsen Royalty, free and clear of all Liens except for Permitted Liens. Upon payment of the Initial Purchase Price by the Buyer, the Buyer will acquire, subject to the terms and conditions set forth in this Agreement and the License Agreements, good and marketable title to the Purchased Royalty Payments, free and clear of all Liens (other than Liens created, permitted or required by this Agreement in favor of the Buyer or its Affiliates).

(k)          Intellectual Property.

(i)

(A)         Schedule 4.1(k)(i)(A)(1) of the Disclosure Schedule lists all Ionis Product-Specific Spinraza Patents that were owned by Seller at the time Biogen obtained its license under Section 4.1.1 of the 2012 Biogen License, and all Jointly-Owned Spinraza Program Patents covering Spinraza (collectively, the “Spinraza Assigned Patents”).  The Spinraza Assigned Patents were assigned to Biogen in accordance with Section 4.2 of the 2012 Biogen License.   [***] (collectively, the “Spinraza Licensed Patents”). Schedules 4.1(k)(i)(A)(1) and (2) of the Disclosure Schedule specifies as to each of the Spinraza Assigned Patents and Spinraza Licensed Patents, (x) the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent numbers and application numbers and issue and filing dates, and (y) the owner of such Patent Right, and (z) the expiration date of such Patent Right.

(B)         [***] (collectively, the “BIIB-115 Licensed Patents”).  The Seller and Biogen collectively are the sole owners of each Jointly-Owned BIIB-115 Program Patent.  The Seller is the sole owner of all of the BIIB-115 Licensed Patents (excluding Jointly-Owned BIIB-115 Program Patents), and its undivided half interest in each of the Jointly-Owned BIIB-115 Program Patents.  Schedule 4.1(k)(i)(B) of the Disclosure Schedule specifies as to each of the BIIB-115 Licensed Patents, (x) the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent numbers and application numbers and issue and filing dates, and (y) the owner of such Patent Right, and (z) the expiration date of such Patent Right.

(C)         [***] (collectively, the “Pelacarsen Licensed Patents”) and, to the Seller’s Knowledge, all Novartis Pelacarsen Program Patents.  The Seller and Novartis collectively are the sole owners of each Jointly-Owned Pelacarsen Program Patent.  The Seller is the sole owner of all of the Pelacarsen Licensed Patents, and its undivided half interest in each of the Jointly-Owned Pelacarsen Program Patents.  Schedule 4.1(k)(i)(C) of the Disclosure Schedule specifies as to each of the Pelacarsen Licensed Patents: (x) the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent numbers and application numbers and issue and filing dates, and (y) the owner of such Patent Right, and (z) the expiration date of such Patent Right.

(ii)         Except as set forth in Schedule 4.1(k)(ii) of the Disclosure Schedule, to the Knowledge of the Seller, there are no pending or threatened litigations, interferences, reexamination, reissues, inter partes reviews, post-grant reviews, oppositions or like procedures involving any Spinraza Licensed Patents, Biogen Spinraza Patents, BIIB-115 Licensed Patents, Biogen BIIB-115 Patents, Pelacarsen Licensed Patents or Novartis Pelacarsen Patents.

(iii)        To the Knowledge of the Seller, all of the issued Spinraza Licensed Patents, BIIB-115 Licensed Patents, and Pelacarsen Licensed Patents are in full force and effect and none have lapsed, expired or otherwise terminated except in the ordinary course of business or naturally upon expiration of patent term, and, to the Knowledge of the Seller, all of the issued Spinraza Licensed Patents, Biogen Spinraza Patents, BIIB-115 Licensed Patents, Biogen BIIB-115 Patents, Pelacarsen Licensed Patents and Novartis Pelacarsen Patents are valid and enforceable. The Seller has not received any written notice relating to the lapse, expiration or other termination of any of the Spinraza Licensed Patents, Biogen Spinraza Patents, BIIB-115 Licensed Patents, Biogen BIIB-115 Patents, Pelacarsen Licensed Patents, or Novartis Pelacarsen Patents, or any written legal opinion that alleges that any of the issued Spinraza Licensed Patents, Biogen Spinraza Patents, BIIB-115 Licensed Patents, Biogen BIIB-115 Patents, Pelacarsen Licensed Patents, or Novartis Pelacarsen Patents are invalid or unenforceable.

(iv)        To the Knowledge of the Seller, there is no Person who is or claims to be an inventor under any of the Spinraza Licensed Patents, BIIB-115 Licensed Patents, or Pelacarsen Licensed Patents who is not a named inventor thereof.

(v)         The Seller has not, and, to the Knowledge of the Seller, no Licensee has, received any written notice of any claim by any Person (A) challenging the inventorship or ownership of, the rights of the Seller, Biogen, Novartis, UMass, Cold Spring Harbor or Akcea, as applicable, in and to, or the patentability, validity or enforceability of, any Spinraza Licensed Patent, Biogen Spinraza Patent, BIIB-115 Licensed Patent, Biogen BIIB-115 Patent, Pelacarsen Licensed Patent or Novartis Pelacarsen Patent, or (B) asserting that the development, manufacture, importation, sale, offer for sale or use of any Royalty Product infringes any patent or other intellectual property rights of such Person. The Seller has not received any written notice from any Licensee indicating that such Licensee has received any such written notice.

(vi)        To the Knowledge of the Seller, the discovery, development, manufacture, use, marketing, sale, offer for sale, importation or distribution of the Royalty Products did not and will not infringe or misappropriate any currently existing and published Patent Rights or other intellectual property rights owned by any Third Party that are not included in the Biogen Spinraza Patents, Biogen BIIB-115 Patents, or Novartis Pelacarsen Patents. Neither the Seller nor, to the Knowledge of the Seller, Biogen or Novartis, has (except, with respect to Spinraza only, pursuant to the UMass License and the Cold Spring Harbor License) in-licensed any patents or other intellectual property rights covering the manufacture, use, sale, offer for sale or import of the Royalty Products.  Akcea has not (except pursuant to the Pelacarsen Upstream Licenses) in-licensed any patents or other intellectual property rights covering the manufacture, use, sale, offer for sale or import of the Royalty Products. For purposes of Section 4.1(k)(vi), Patent Rights refers to a claim of an issued patent or a publicly available patent application.

(vii)       To the Knowledge of the Seller, no Third Party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Spinraza Licensed Patent, Biogen Spinraza Patent, BIIB-115 Licensed Patent, Biogen BIIB-115 Patent, Pelacarsen Licensed Patent or Novartis Pelacarsen Patent. All required maintenance fees, annuities and like payments with respect to the Spinraza Licensed Patents for which the Seller controls the prosecution and maintenance in accordance with Section 7.3 of the 2012 Biogen License, and to the Knowledge of the Seller, with respect to all other Spinraza Licensed Patents and Biogen Spinraza Patents, have been paid timely.  All required maintenance fees, annuities and like payments with respect to the BIIB-115 Licensed Patents for which the Seller controls the prosecution and maintenance in accordance with Section 7.3 of the 2017 Biogen License, and to the Knowledge of the Seller, with respect to all other BIIB-115 Licensed Patents and Biogen BIIB-115 Patents, have been paid timely. All required maintenance fees, annuities and like payments with respect to the Pelacarsen Licensed Patents for which the Seller controls the prosecution and maintenance in accordance with Section 8.4 of the Novartis License, and to the Knowledge of the Seller, with respect to all other Pelacarsen Licensed Patents and Novartis Pelacarsen Patents, have been paid timely. For purposes of this Section 4.1(k)(vii), Patent Rights refers to a claim of an issued patent.

(l)          UCC Representation and Warranties. (i) The Seller’s exact legal name is, and, since December 18, 2015, has been, “Ionis Pharmaceuticals, Inc.”, and, since its incorporation until and including December 17, 2015, the Seller’s exact legal name was, “Isis Pharmaceuticals, Inc.” and (ii) Akcea’s exact legal name is, and, since October 12, 2020, has been, “Akcea Therapeutics, Inc.” The Seller is, and for the prior ten (10) years has been, and Akcea is, and for the prior two (2) years has been incorporated in Delaware.

(m)         Brokers’ Fees. Except for Cowen Inc., there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(n)          Taxes. The Seller has not received written notice from any Licensee, and is not otherwise aware, of any intention to withhold or deduct any tax from future payments to the Seller or Akcea. There are no audits or investigations (and the Seller has not been informed or notified of any pending audits or investigations by any tax authority) with respect to any payment made to the Seller or Akcea under any of the License Agreements that would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Seller, none of the License Agreements are treated as a partnership for U.S. tax purposes and the Seller has never taken the position for U.S. federal income or other tax purposes that any of the License Agreements are treated as such. The Seller has never received a K-1 or other U.S. tax form furnished to a partner in a partnership as a result of being a party to any of the License Agreements.

Section 4.2          The Buyer’s Representations and Warranties. The Buyer represents and warrants to the Seller that as of the Closing Date:

(a)          Existence; Good Standing. The Buyer is an Irish collective asset-management vehicle that is duly organized, validly existing and in good standing under the laws of the Republic of Ireland.

(b)          Authorization. The Buyer has the requisite right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

(c)          Enforceability. This Agreement has been duly executed and delivered by an authorized person of the owner trustee of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)          No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not and shall not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.

(e)          Consents. Other than the filing of financing statement(s) in accordance with Section 2.3 or filings required by federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement, or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

(f)          No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

(g)          Financing. The Buyer has sufficient cash on hand to pay the Purchase Price. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

(h)          Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.3          No Implied Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.1, THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. THE BUYER ACKNOWLEDGES THAT, EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE 4 AND THE DISCLOSURE SCHEDULES, THE SELLER HAS ASSUMED NO RESPONSIBILITIES OF ANY KIND WITH RESPECT TO ANY ACT OR OMISSION OF ANY LICENSEE WITH RESPECT TO THE DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE, DISTRIBUTION, MARKETING OR OTHER ACTIVITIES OF SUCH LICENSEE WITH RESPECT TO ANY OF THE ROYALTY PRODUCTS.

ARTICLE 5

COVENANTS

Section 5.1          Disclosures. Except for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release or any other public disclosure permitted under this Agreement following the Closing, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance and consider in good faith any comments provided by the other party on such proposed disclosure); provided that neither the Seller nor the Buyer shall be required to provide the other party the opportunity to review and comment on any disclosure required by applicable law or stock exchange rule relating to the accounting or tax treatment of the transactions contemplated hereby, so long as such disclosure is not inconsistent with Section 5.18.

Section 5.2          Payments Received In Error.

(a)          Without limiting Section 2.1(e), commencing on the Closing Date and at all times thereafter, if any payment of any portion of the Purchased Royalty Payments is made to the Seller (or to any of the Seller’s Affiliates or designees), the Seller shall pay such amount to the Buyer or the Escrow Agent, promptly (and in any event within [***] Business Days) after the receipt thereof, by wire transfer to the Escrow Account or an account designated in writing by the Buyer. The Seller shall notify the Buyer of such wire transfer and provide reasonable details regarding the Purchased Royalty Payments so received by the Seller. Without limiting Section 2.1(e), the Seller agrees that, in the event any Purchased Royalty Payments is paid to the Seller, the Seller shall (i) until paid to the Buyer or Escrow Agent, hold such payment received in trust for the benefit of the Buyer and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein.

(b)          Without limiting Section 2.1(e), commencing on the Closing Date and at all times thereafter, if any payment due under the License Agreements that does not constitute any Purchased Royalty Payments is made to the Buyer, the Buyer shall pay such amount to the Seller or the Escrow Agent, promptly (and in any event within [***] Business Days) after the receipt thereof, by wire transfer to the Escrow Account or an account designated in writing by the Seller. The Buyer shall notify the Seller of such wire transfer and provide reasonable details regarding the erroneous payment so received by the Buyer.  Without limiting Section 2.1(e), the Buyer agrees that, in the event any payment due under the License Agreements that does not constitute Purchased Royalty Payments is paid to the Buyer, the Buyer shall (i) until paid to the Seller or Escrow Agent, hold such payment received in trust for the benefit of the Seller and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein.

Section 5.3          Royalty Reduction. If any Licensee exercises a Royalty Reduction (other than a Permitted Reduction) or Set-Off against any portion of the Purchased Royalty Payments, then the Seller shall promptly (and in any event within[***] Business Days following the payment of the Royalty affected by such Royalty Reduction or Set-Off) make a true-up payment to the Buyer such that the Buyer receives the full amount of such Purchased Royalty Payments that would have been payable to the Buyer had such Royalty Reduction or Set-Off not occurred. Notwithstanding anything to the contrary herein, to the extent Seller shall have made a true-up payment to the Buyer pursuant to this Section 5.3 in respect of any such Royalty Reduction or Set-Off, any subsequent payments received from a Licensee in respect, and to the extent, of such Royalty Reduction or Set-Off, whether pursuant to Section 10.4.4 of the 2012 Biogen License, Section 10.4.5 of the 2017 Biogen License or otherwise, shall not be considered a Purchased Royalty Payment.

Section 5.4          Late Fee.A late fee of [***]% over the Prime Rate shall accrue on all unpaid amounts on an annualized basis with respect to any sum that is otherwise payable by the Buyer or by the Seller to the other party under this Agreement.

Section 5.5          Royalty Reports; Notices and Other Information from Licensees.

(a)          Promptly (and in any event within [***] Business Days) following the receipt by the Seller of any Royalty Report or other 2012 Biogen License Material Communications, 2017 Biogen License Material Communications, or Novartis License Material Communications, the Seller shall furnish a true, correct and complete copy of the same to the Buyer, to the extent such Royalty Reports are not already provided directly to the Buyer by Biogen or Novartis, and the Seller shall use commercially reasonable efforts to provide copies of all written communications that would reasonably be expected to be material to an owner of any of the Royalties.

(b)          Following the Closing, the Seller shall use commercially reasonable efforts to cause each of Biogen and Novartis to deliver copies of the applicable Royalty Reports to the Buyer.  For purposes of Sections 5.5(b)-(d) only, “commercially reasonably efforts” shall [***].

(c)          Following the Closing, the Seller shall use commercially reasonable efforts to obtain Biogen’s signature to the Biogen Trilateral Common Interest Agreement (with such reasonable changes thereto as may be requested by Biogen, including to use an alternative, customary form of agreement if so requested by Biogen). Upon obtaining such signature from Biogen, the Seller shall execute and deliver the Biogen Trilateral Common Interest Agreement.

(d)          Following the Closing, the Seller shall use commercially reasonable efforts to obtain Novartis’s signature to the Novartis Trilateral Common Interest Agreement (with such reasonable changes therein as may be requested by Novartis, including to use an alternative, customary form of agreement if so requested by Novartis).  Upon obtaining such signature from Novartis, the Seller shall execute and deliver the Novartis Trilateral Common Interest Agreement.

(e)          At the request of the Buyer, no more than once per Calendar Year, the Buyer may provide [***]) days’ prior written notice to the Seller, notifying the Seller of its request for a meeting and the parties shall meet (such meetings to be conducted via teleconference or videoconference unless the parties mutually agree otherwise) to discuss material developments in the development and commercialization of the Royalty Products.

(f)          At the request of the Buyer, no more than once per Calendar Year, within [***] days of such request, the Seller shall deliver to Buyer an updated version of Schedule 4.1(k)(i)(A), 4.1(k)(i)(B), and 4.1(k)(i)(C).

(g)          Within [***] Business Days of Closing, the Seller shall deliver to the Buyer the Biogen Instruction Letter and the Novartis Instruction Letter, in the forms attached hereto as Exhibit C-1 (the “Biogen Instruction Letter”) and Exhibit C-2 (the “Novartis Instruction Letter”), respectively, each duly executed by the Seller or Akcea, as applicable, instructing each of Biogen and Novartis to pay the SMA Royalties and the Pelacarsen Royalty, respectively, to the Escrow Agent, which the Seller shall deliver to each of Biogen and Novartis promptly (and in any event within [***] Business Days) following the delivery thereof to the Buyer.

Section 5.6          Notices and Other Information to Licensee.

(a)          So long as no SMA RP Control Shift has occurred and is continuing, the Seller shall (i) send to the Buyer a copy of any Material Correspondence that the Seller proposes to deliver to Biogen or any of its Affiliates, at least [***] Business Days prior to the proposed date for providing such Material Correspondence, (ii) consult with and consider in good faith any comments or requests from the Buyer regarding such proposed Material Correspondence,  (iii) thereafter act reasonably regarding such Material Correspondence and matters related thereto and (iv) in no event, except as required to comply with the terms of this Agreement or the 2012 Biogen License or the 2017 Biogen License, as the case may be, send any Material Correspondence to Biogen that would reasonably be expected to result in a Material Adverse Effect (it being understood that the occurrence of a Material Adverse Effect may be the subject of, or trigger the Seller’s sending of, such correspondence).  [***]

(b)          So long as no Pelacarsen RP Control Shift has occurred and is continuing, the Seller shall (and shall cause Akcea to) (i) send to the Buyer a copy of any Material Correspondence that the Seller or Akcea proposes to deliver to Novartis or any of its Affiliates, at least [***] Business Days prior to the proposed date for providing such Material Correspondence, (ii) consult with and consider in good faith any comments or requests from the Buyer regarding such proposed Material Correspondence, (iii) thereafter act reasonably regarding such Material Correspondence matters related thereto and (iv) in no event, except as required to comply with the terms of this Agreement or the Novartis License, send any Material Correspondence to Novartis that would reasonably be expected to result in a Material Adverse Effect (it being understood that the occurrence of a Material Adverse Effect may be the subject of, or trigger the Seller’s (or Akcea’s) sending of, such correspondence). [***]

Section 5.7          Inspections and Audits of Licensee.  If either party desires to cause an inspection as provided under Section 6.10 of the 2012 Biogen License, Section 6.10 of the 2017 Biogen License, or Section 7.12 of the Novartis License, for the Purchased Royalty Payments due and payable after the Closing Date then the Seller and the Buyer agree to consult in good faith with each other in connection therewith.  Following such consultation, the Seller may, or if requested by the Buyer, shall (and shall cause Akcea to, as applicable), promptly provide written notice to Biogen or Novartis, as applicable, to cause such an inspection.  With respect to any such inspection or audit required by the Buyer, the Seller shall (and shall cause Akcea to, as applicable), for purposes of Section 6.10 of the 2012 Biogen License, Section 6.10 of the 2017 Biogen License, or Section 7.12 of the Novartis License, as applicable, select Deloitte & Touche LLP or such other independent public accounting firm as reasonably designated by the Buyer for such purpose (as long as, in the case of an audit pursuant to Section 7.12 of the Novartis License, such independent certified public accountant is reasonably acceptable to Novartis).  The Buyer shall be responsible for the expense of any inspection or audit that would otherwise be borne by (and that were actually incurred by) the Seller pursuant to the 2012 Biogen License or 2017 Biogen License only if such inspection or audit is undertaken at the Buyer’s request, and the Seller shall otherwise be responsible for all such expenses.  The Buyer shall be responsible for the expense of any inspection or audit that would otherwise be borne by (and that were actually incurred by) the Seller or Akcea pursuant to the Novartis License only if such inspection or audit is undertaken at the Buyer’s request, and the Seller or Akcea shall otherwise be responsible for all such expenses. For the avoidance of doubt, nothing in this section shall obligate the Seller to exercise any inspection or audit that is not otherwise permitted under Section 6.10 of the 2012 Biogen License, Section 6.10 of the 2017 Biogen License, or Section 7.12 of the Novartis License.

Section 5.8          Amendment of License Agreement.

(a)          If the Seller proposes to amend, modify, provide a consent or waiver, or otherwise to take any action under the 2012 Biogen License or the 2017 Biogen License, so long as no SMA RP Control Shift has occurred and is continuing, the Seller shall (i) send to the Buyer a copy of any such proposed amendment, modification, consent, or waiver, or a description of such any other action that the Seller intends to take under the 2012 Biogen License or the 2017 Biogen License, at least [***] Business Days prior to the proposed date for providing such document to Biogen or taking such action, (ii) consult with the Buyer regarding such document or action and consider any comments and requests from the Buyer regarding such document or action in good faith, (iii) thereafter act reasonably regarding such document or action and matters related thereto and (iv) in no event take any such action that would reasonably be expected to result in a Material Adverse Effect; provided that for any informal or ordinary course consent or other action that the Seller intends to take under the 2012 Biogen License or the 2017 Biogen License, clauses (i) and (ii) above shall apply solely to such consent or other action relates to the SMA Royalties or would reasonably be expected to have a Material Adverse Effect.  [***]

(b)          If the Seller proposes to amend, modify, provide a consent or waiver, or otherwise to take any action under the Novartis License, so long as no Pelacarsen RP Control Shift has occurred and is continuing, the Seller shall (and shall cause Akcea to) (i) send to the Buyer a copy of any such proposed amendment, modification, consent, notice or waiver, or a description of such any other action that the Seller or Akcea intends to take under the Novartis License, at least [***] Business Days prior to the proposed date for providing such document to Novartis or taking such action, (ii) consult with the Buyer regarding such document or action, and consider any comments and requests from the Buyer regarding such document or action in good faith, (iii) thereafter act reasonably regarding such document or action and matters related thereto and (iv) in no event take any such action (or fail to take any action) that would reasonably be expected to result in a Material Adverse Effect; provided that for any informal or ordinary course consent or other action that the Seller intends to take under the Novartis License, clauses (i) and (ii) above shall apply solely to such consent or other action relates to the Pelacarsen Royalty or would reasonably be expected to have a Material Adverse Effect.  [***]

(c)          Subject to the foregoing, promptly, and in any event within [***] Business Days, following receipt by the Seller (or Akcea) of any final amendment, modification, supplement or restatement of any License Agreement, the Seller shall furnish a copy of the same to the Buyer.

Section 5.9          Maintenance of License Agreement.

(a)        The Seller shall comply with its obligations under the Spinraza Upstream Licenses, including compliance with all payment obligations to UMass and Cold Spring Harbor pursuant to the Spinraza Upstream Licenses, and shall not take any action or forego any action that would reasonably be expected to constitute a breach thereof or default thereunder, except in each case as would not reasonably be expected (with or without the giving of notice or the passage of time) to have a Material Adverse Effect. Promptly, and in any event within [***] Business Days, after receipt of any written  notice from UMass or Cold Spring Harbor, as the case may be, of an alleged breach or default under the UMass License or Cold Spring Harbor License that would reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect, the Seller shall give notice thereof to the Buyer, including delivering the Buyer a copy of any such written notice.  The Seller shall (i) consult with the Buyer regarding any such alleged breach or default under the UMass License or Cold Spring Harbor License and consider in good faith Buyer’s comments and requests regarding Seller’s response to such breach or default, including any dispute thereof, (ii) thereafter act reasonably regarding such alleged breach or default, including in connection with any dispute thereof, and matters related thereto, and (iii) not take any action (or fail to take any action) regarding any alleged breach or default that would reasonably be expected to result in a Material Adverse Effect.  The Seller shall give written notice within [***] Business Days to the Buyer upon curing or otherwise settling any such breach or default.

(b)        The Seller shall (and shall cause Akcea to) comply with its obligations under the Pelacarsen Upstream Licenses, including compliance with all payment obligations to Seller pursuant to the Pelacarsen Upstream Licenses, and shall not take any action or forego any action that would reasonably be expected to constitute a breach thereof or default thereunder, except in each case as would not reasonably be expected to have a Material Adverse Effect. Promptly, and in any event within [***] Business Days, after receipt by Seller or Akcea of any written notice from Alnylam, Akcea or Seller, respectively, of an alleged breach or default under any Pelacarsen Upstream License that would reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect, the Seller shall give notice thereof to the Buyer, including delivering the Buyer a copy of any such written notice. The Seller shall (and shall cause Akcea to), (i) consult with the Buyer regarding such alleged breach or default and consider in good faith Buyer’s comments and requests regarding Seller’s or Akcea’s response to such breach or default, including any dispute thereof, (ii) thereafter act reasonably regarding such alleged breach or default, including in connection with any dispute thereof, and (iii) not (and shall cause Akcea not to) take any action (or fail to take any action) regarding any alleged breach or default that would reasonably be expected to result in a Material Adverse Effect.  The Seller shall give written notice within [***] Business Days to the Buyer upon curing or settlement of any such breach or default.

(c)

(i)          The Seller shall (and shall cause Akcea to) comply in all material respects with its obligations under the License Agreements and shall not take any action or forego any action that would reasonably be expected to constitute a material breach thereof or default thereunder. Promptly, and in any event within [***] Business Days, after receipt of any written notice from Biogen or Novartis, as the case may be, of any such alleged breach or default under any License Agreement, the Seller shall give notice thereof to the Buyer, including delivering the Buyer a copy of any such written notice. The Seller shall, subject to and in compliance with the provisions of this Section 5.9, consult with the Buyer regarding such alleged breach or default.

(ii)          After consultation with and after considering in good faith the Buyer’s comments, the Seller shall (and, if applicable, shall cause Akcea to) (i) act reasonably, including to use commercially reasonable efforts, to cure any such breach or default by the Seller or Akcea under the 2012 Biogen License, 2017 Biogen License, or Novartis License, as applicable, (ii) in connection therewith, not take any action (or fail to take any action) that would reasonably be expected to result in a Material Adverse Effect and (iii) give written notice to the Buyer upon curing any such breach or default.  The Seller shall pay all of its costs and expenses (including of counsel), and shall cause Akcea to pay all of its costs and expenses (including of counsel), in connection with any such breach or default.

(iii)        [Reserved.]

(iv)        [***]

(d)  [***]

(e)  [***]

Section 5.10        Enforcement of License Agreements.

(a)          Notice of Breaches by Licensee. Promptly (and in any event within [***] Business Days) after the Seller or Akcea becomes aware of, or comes to believe in good faith that there has been a material breach of any License Agreement by Biogen or Novartis, as the case may be, the Seller shall provide notice of such breach to the Buyer.

(b)          Enforcement of License Agreement.

(i)          The Seller shall consult with the Buyer regarding the timing, manner and conduct of any enforcement of Biogen’s obligations or Novartis’ obligations, as the case may be, under any License Agreement or regarding (a) any breach, default, disagreement or other dispute under any License Agreement that relates to the Royalty or that would reasonably be expected (with or without the giving of notice or passage of time) to have a Material Adverse Effect and (b) any other material breach, default, disagreement or other dispute under any License Agreement.

(ii)         Following such consultation set forth in clause (i) and so long as no SMA RP Control Shift has occurred and is continuing, the Seller shall consider in good faith all of Buyer’s timely comments and suggestions regarding any enforcement of Biogen’s obligations under the 2012 Biogen License or the 2017 Biogen License and, after such consideration, shall act reasonably regarding such enforcement.  Following such consultation set forth in clause (i) and so long as no Pelacarsen RP Control Shift has occurred and is continuing, the Seller shall (and shall cause Akcea to) consider in good faith all of Buyer’s timely comments and suggestions regarding any enforcement of Novartis’ obligations under the Novartis License and after such consultation shall act (or cause Akcea to act) reasonably regarding such enforcement.   In connection with any such enforcement, the Seller shall not (and shall cause Akcea not to) take any action (or fail to take any action) regarding any breach, default, disagreement or other dispute under any License Agreement that would reasonably be expected to result in a Material Adverse Effect.

(iii)        Following such consultation set forth in clause (i), during the occurrence and continuance of an SMA RP Control Shift, the Seller shall exercise such rights and remedies relating to any such breach, default, disagreement or other dispute related to the SMA Royalties only as reasonably instructed by the Buyer, whether under 2012 Biogen License or 2017 Biogen License or otherwise.  Following such consultation set forth in clause (i), and during the occurrence and continuance of a Pelacarsen RP Control Shift, the Seller shall, and shall cause Akcea to, exercise such rights and remedies relating to any such breach, default, disagreement or other dispute related to the Pelacarsen Royalty only as reasonably instructed by the Buyer, whether under the Novartis License or otherwise. During the occurrence and continuance of an SMA RP Control Shift, the Seller shall employ such counsel, reasonably acceptable to the Seller, as the Buyer may select, and shall provide the Buyer with access to such counsel in connection with any breach, default, disagreement or other dispute under 2012 Biogen License or 2017 Biogen License or otherwise related to the SMA Royalty.  During the occurrence and continuance of a Pelacarsen RP Control Shift, the Seller shall, and shall cause Akcea to, employ such counsel, reasonably acceptable to the Seller, as the Buyer may select, and shall provide the Buyer with access to such counsel in connection with any breach, default, disagreement or other dispute under the Novartis License or otherwise related to the Pelacarsen Royalty.

(iv)        The Seller agrees to keep the Buyer reasonably informed of any actual or alleged breach, default, disagreement or other dispute set forth in clause (i) and to provide copies as soon as practicable, but in any event within [***] Business Days following the Seller’s or Akcea’s receipt or delivery of (A) any written notice of any such actual or alleged breach, default, disagreement or other dispute and (B) any and all material filings, notices and written communications relating thereto.

(c)          Allocation of Proceeds and Costs of Enforcement. The Buyer shall reimburse the Seller (and if applicable, Akcea) for (i) as it relates to enforcement of Biogen’s obligations, for the period prior to January 1, 2028, 25%, and commencing January 1, 2028, 45%, and (ii) as it relates to enforcement of Novartis’ obligations, 25%, of all fees and expenses incurred in enforcing Biogen’s obligations or Novartis’ obligations, as the case may be, under any License Agreement pursuant to this Section 5.10, as such costs and expenses are incurred, in connection with any actions taken or exercise of rights and remedies by the Seller. The Proceeds resulting from any enforcement of Biogen’s obligations or Novartis’ obligations, as the case may be, under any License Agreement shall be applied first to reimburse the Seller and the Buyer for any reasonable and documented expenses incurred by them in connection with such enforcement, with the remainder of the Proceeds distributed (i) to the Buyer (A) as it relates to a breach by Biogen, for the period prior to January 1, 2028, 25%, and commencing January 1, 2028, 45%, and (ii) as it relates to a breach by Novartis, 25%, and (ii) to the Seller for all remaining Proceeds. Each of the Seller and Akcea hereby assigns and, if not presently assignable, agrees to assign to the Buyer, the amount of Proceeds due to the Buyer in accordance with this Section 5.10(c).

(d)          [***]

Section 5.11         [***]

Section 5.12        [***]

Section 5.13        Preservation of Rights; No Material Adverse Effect. Notwithstanding anything in this Agreement to the contrary but except as permitted under Section 9.3, the Seller shall not (i) impose or grant a Lien upon, or otherwise sell, transfer, hypothecate, assign, convey title (in whole or in part), grant any right to, or otherwise dispose of any portion of any Purchased Royalty Payments or any “proceeds” (as defined in the UCC) thereof, or (ii) enter into or deliver any Contracts (or make or propose any amendments, modifications waivers or notices in connection with any contracts or arrangements) related to the Royalty, solely with respect to this clause (ii) that would, individually or in the aggregate reasonably be expected to result in a Material Adverse Effect or otherwise take any action or fail to act with the specific intention to undermine the Royalty.

Section 5.14        Enforcement; Defense; Prosecution and Maintenance.

(a)          The Buyer and the Seller shall promptly inform each other of any suspected infringement by a Third Party they become aware of with respect to any of the Spinraza Licensed Patents, BIIB-115 Licensed Patents or Pelacarsen Licensed Patents in each case where such infringement would reasonably be expected to have a Material Adverse Effect. Seller shall (i) provide to the Buyer a copy of any written notice of any suspected infringement of any of the Spinraza Licensed Patents, BIIB-115 Licensed Patents, or Pelacarsen Licensed Patents where such infringement would reasonably be expected to have a Material Adverse Effect and all pleadings filed in such action and (ii) notify the Buyer of any material developments in any claim, suit or proceeding resulting from such infringement that are communicated by Biogen or Novartis, as the case may be, to the Seller under Sections 7.4 and 7.5 of the 2012 Biogen License, Sections 7.4 and 7.5 of the 2017 Biogen License, or Section 8.6.1 of the Novartis License or otherwise as soon as practicable and in any event not less than [***] Business Days following such delivery.

(b)

(i)          So long as no SMA RP Control Shift has occurred and is continuing, to the extent the Seller has the right to, and exercises such right to, join or assume the defense or pursue an enforcement action pursuant to Sections 7.4 and 7.5 of the 2012 Biogen License or Sections 7.4 and 7.5 of the 2017 Biogen License, as applicable, the Seller shall use commercially reasonable efforts to (i) diligently defend or enforce any applicable Spinraza Licensed Patents or BIIB-115 Licensed Patents (including by bringing and defending any counterclaim of invalidity or unenforceability, defending against any action of a Third Party for declaratory judgment of non-infringement or non-interference or bringing any legal action for infringement) to the extent the failure to so defend or enforce would reasonably be expected to have a Material Adverse Effect and (ii) not disclaim or abandon, or fail to take any action necessary to prevent the disclaimer, abandonment or dismissal (including through lack of enforcement against Third Party infringers) of any defense of invalidity or unenforceability or any legal action for infringement of any Spinraza Licensed Patents or BIIB-115 Licensed Patents for which it has the right to, and has elected to, join or assume the defense or pursue an enforcement action pursuant to this Section 5.14(b), except as would not reasonably be expected to have a Material Adverse Effect.  The Seller shall, if requested in writing by the Buyer, promptly, and in any event within [***] Business Days after receipt of such request, provide all reasonably requested documentation and information relating to such enforcement action to the Buyer. So long as no Pelacarsen RP Control Shift has occurred and is continuing, to the extent the Seller (or Akcea) has the right to, and exercises its right to, join or assume the defense or pursue an enforcement action pursuant to Section 8.6.1 of the Novartis License, the Seller (or Akcea) shall use commercially reasonable efforts (i) diligently defend or enforce any applicable Pelacarsen Licensed Patents (including by bringing and defending any counterclaim of invalidity or unenforceability, defending against any action of a Third Party for declaratory judgment of non-infringement or non-interference or bringing any legal action for infringement) to the extent the failure to so defend or enforce would reasonably be expected to have a Material Adverse Effect and (ii) not disclaim or abandon, or fail to take any action necessary to prevent the disclaimer, abandonment or dismissal (including through lack of enforcement against Third Party infringers) of any defense of invalidity or unenforceability or any legal action for infringement of any Pelacarsen Licensed Patents for which it has the right to, and has elected to, join or assume the defense or pursue an enforcement action pursuant to this Section 5.14(b), except as would not reasonably be expected to have a Material Adverse Effect.  The Seller (or Akcea) shall, if requested in writing by the Buyer, promptly, and in any event within [***] Business Days after receipt of such request, provide all reasonably requested documentation and information relating to such enforcement action to the Buyer.

(ii)          [***]

(iii)        [***]

(iv)        To the extent Biogen or Novartis enforces any of the Ionis Spinraza Patents, Ionis BIIB-115 Patents, or Ionis Pelacarsen Patents together with any other patents owned or controlled by Biogen or Novartis, as applicable, the Seller agrees to negotiate in good faith with Biogen or Novartis, as applicable, and agree to a reasonable allocation of Proceeds as between the Ionis Spinraza Patents, Ionis BIIB-115 Patents, or Ionis Pelacarsen Patents and any other patents that were subject to such suit. In each such case, the Seller shall obtain and deliver to the Buyer an accounting detailing the Proceeds allocated to the Ionis Spinraza Patents, Ionis BIIB-115 Patents, or Ionis Pelacarsen Patents.

(c)          The Seller shall (i) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that it deems to be reasonably necessary to diligently prosecute, preserve and maintain any Spinraza Assigned Patents, Spinraza Licensed Patents, BIIB-115 Licensed Patents, Jointly-Owned Pelacarsen Program Patents, and Pelacarsen Licensed Patents for which it controls the prosecution and maintenance in accordance with Sections 7.2.2(a), 7.2.3, and 7.2.4 of the 2012 Biogen License, Section 7.2.2(a), 7.2.3 and 7.2.4 of the 2017 Biogen License, and Section 8.3.1 and 8.3.2 of the Novartis License, and including payment of maintenance fees or annuities on any such Patent Rights where the failure to so prosecute would reasonably be expected to have a Material Adverse Effect, (ii) prosecute any reasonably necessary corrections, substitutions, reissues, reviews and reexaminations, and any other forms of patent term restoration in any applicable jurisdiction, of any Spinraza Assigned Patents, Spinraza Licensed Patents, BIIB-115 Licensed Patents, Jointly-Owned Pelacarsen Program Patents, or Pelacarsen Licensed Patents for which it controls the prosecution and maintenance in accordance with Sections 7.2.2(a), 7.2.3 and 7.2.4 of the 2012 Biogen License, Sections 7.2.2(a), 7.2.3, and 7.2.4 of the 2017 Biogen License, and Sections 8.3.1 and 8.3.2 of the Novartis License where the failure to so prosecute would reasonably be expected to have a Material Adverse Effect, (iii) diligently enforce and defend any Spinraza Assigned Patents, Spinraza Licensed Patents, BIIB-115 Licensed Patents, Jointly-Owned Pelacarsen Program Patents, and Pelacarsen Licensed Patents for which it controls the defense and enforcement, including by bringing any legal action for infringement or defending any counterclaim of invalidity or unenforceability or action of a Third Party for declaratory judgment of non-infringement or non-interference, in accordance with Section 5.14(b) of this Agreement where the failure to so enforce or defend would reasonably be expected to have a Material Adverse Effect, and (iv) not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment (including through lack of enforcement against Third Party infringers) of any Spinraza Assigned Patents, Spinraza Licensed Patents, BIIB-115 Licensed Patents, Jointly-Owned Pelacarsen Program Patents, and Pelacarsen Licensed Patents for which it controls the prosecution and maintenance in accordance with Sections 7.2.2(a), 7.2.3, and 7.2.4 of the 2012 Biogen License, Sections 7.2.2(a), 7.2.3, and 7.2.4 of the 2017 Biogen License, and Sections 8.3.1 and 8.3.2 of the Novartis License, except as would not reasonably be expected to have a Material Adverse Effect.  During the occurrence and continuance of an SMA RP Control Shift, any of the foregoing actions with respect to any Spinraza Assigned Patents, Spinraza Licensed Patents or BIIB-115 Licensed Patents shall be taken and during the occurrence and continuance of a Pelacarsen RP Control Shift, any of the foregoing actions with respect to any Jointly-Owned Pelacarsen Program Patents or Pelacarsen Licensed Patents shall be taken as reasonably instructed by the Buyer; provided that nothing herein shall require the Seller (or Akcea) to take any action in violation of the applicable License Agreement.  The Seller agrees to keep the Buyer reasonably informed of the status of the prosecution and maintenance under the License Agreements.

(d)          The Buyer shall reimburse the Seller for its reasonable and documented out-of-pocket legal costs and expenses incurred in connection with any enforcement actions taken by the Seller or Akcea pursuant to  Sections 5.14(b)(i)(i), 5.14(b)(ii), 5.14(b)(iii), and 5.14(c)(iii) for which the Seller or Akcea is not entitled to reimbursement by a Licensee as follows: (A) as it relates to the Spinraza Assigned Patents, Spinraza Licensed Patents and BIIB-115 Licensed Patents, (i) for the period prior to January 1, 2028, 25%, (ii) for the period commencing January 1, 2028 and ending when the SMA Royalty Cap is achieved, 45%, and (iii) after the SMA Royalty Cap is achieved, 0%; and (B) as it relates to Jointly-Owned Pelacarsen Program Patents, and Pelacarsen Licensed Patents, 25%, of such costs and expenses.

Section 5.15         Additional Monetizations.  The Seller agrees to notify the Buyer in writing at least [***] days prior to entering into a definitive agreement with a Third Party relating to a Seller Monetization Transaction. In the event the Seller provides a Third Party to a Seller Monetization Transaction with any more extensive, favorable, robust, or otherwise broader informational, inspection, consent, enforcement or other rights than any of those similar rights provided to the Buyer under any of Sections 5.5 (solely with respect to reporting related to the Royalty Products) through 5.12 (the “Enhanced Rights”), the Seller shall, subject to this Section 5.15, upon written request from the Buyer, provide the Buyer within [***] Business Days with a copy of the definitive agreement with a Third Party relating to such Seller Monetization Transaction, subject to redactions of sections not related to the Enhanced Rights, and the Buyer shall elect, by written notice to the Seller provided within [***] Business Days of receipt of such definitive agreement, whether it would like to (i) retain its existing rights under Sections 5.5 through 5.12 hereunder, or (ii) replace its existing rights under Sections 5.5 through 5.12 hereunder with the Enhanced Rights, [***], mutadis mutandis, effective upon the Seller’s receipt of such written notice. If the Buyer does not make an election by written notice within [***] Business Days of receipt of such definitive agreement, the Buyer shall be deemed to have elected to retain its existing rights under Sections 5.5 through 5.12 hereunder. Notwithstanding the foregoing, upon the Buyer’s written request for a copy of the definitive agreement, instead of providing a copy of the definitive agreement, the Seller may elect to deliver to the Buyer (a) a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Seller in which the Seller certifies that the Seller did not provide Enhanced Rights in connection with such Seller Monetization Transaction or (b) a summary of any such Enhanced Rights that the Seller did provide in connection with such Seller Monetization together with a draft amendment to this Agreement memorializing the grant of such Enhanced Rights to the Buyer.  If the Buyer elects to replace its existing rights with the Enhanced Rights, the Seller and the Buyer shall, acting reasonably, enter into an amendment to this Agreement within [***] Business Days of the consummation (or material amendment) of the Seller Monetization Transaction memorializing the replacement of the Buyer’s rights under Sections 5.5 through 5.12 hereunder with such Enhanced Rights, in whole and not in part, mutatis mutandis.  Within [***] Business Days of the consummation (or material amendment) of any Seller Monetization Transaction (or the earlier request of Seller pursuant to Exhibit K), the Seller and the Buyer, each acting reasonably and in good faith, shall also agree upon all then current SMA Royalty Percentages or Pelacarsen Royalty Percentages, as applicable, as determined in accordance with Exhibit K.

Section 5.16         Further Assurances. After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.  Without limiting the foregoing, the Buyer shall ensure that it has sufficient capital to pay the Additional Purchase Price Payments as and when due.

Section 5.17         Intercompany Relationship. The Seller shall cause Akcea (a) to continue to operate the Akcea business in the ordinary course of its business, and to continue to be duly licensed and qualified to do business, and be in corporate good standing, in all material respects, in each jurisdiction necessary to continue to operation in the ordinary course of its business, and (b) to comply in all material respects with its obligations under the Pelacarsen Upstream Licenses and the Novartis License.  [***]. Notwithstanding the foregoing, Akcea may consolidate with, merge with or into, liquidate into, or sell, convey, transfer or lease all or substantially all of its properties and assets to the Seller or any wholly-owned subsidiary of the Seller.

Section 5.18         Tax Matters.

(a)          Notwithstanding anything to the contrary in this Agreement, the Seller and the Buyer shall treat the transactions contemplated by this Agreement as a sale of the Purchased Royalty Payments for United States federal, state, local and non-U.S. Tax purposes. Accordingly, any and all Purchased Royalty Payments made pursuant to the License Agreements after the Closing Date shall be treated as sold to the Buyer for United States federal, state, local and non-U.S. Tax purposes. The parties shall cooperate to effect the foregoing treatment for United States federal, state, local and non-U.S. Tax purposes in the event that, notwithstanding the Biogen Instruction Letters and the Novartis Instruction Letter, any Licensee, any sublicensee or any other Person makes any future remittance of Purchased Royalty Payments to the Seller which the Seller must remit to the Buyer or the Escrow Agent pursuant to Section 5.2(a) of this Agreement.

(b)          All payments to the Seller under this Agreement shall be made without any deduction or withholding for or on account of any Tax unless required by applicable law. Provided that Seller provides the IRS Form W-9 called for by Section 3.5, each of the Buyer and the Seller agree that as of the date hereof there are no United States Federal and State withholding obligations under current law in respect of any payment to the Seller under this Agreement.

(c)          The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 5.18 on any Tax return or in any audit or other administrative or judicial proceeding unless (i) the other party hereto has consented in writing to such actions or (ii) the party hereto that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 5.18. If there is an inquiry by any Governmental Entity of the Seller or the Buyer related to this Section 5.18, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 5.18.

ARTICLE 6

CONFIDENTIALITY

Section 6.1          Confidentiality. Except as provided in this Article 6 or otherwise agreed in writing by the parties, the parties hereto agree that, for the term of this Agreement and for [***] thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)          was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)          was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)          became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)          is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information of the Disclosing Party; or

(e)          is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

Section 6.2          Authorized Disclosure.

(a)          Either party may disclose Confidential Information with the prior written consent, such consent not to be unreasonably withheld or delayed, of the Disclosing Party or to the extent such disclosure is reasonably necessary in the following situations:

(i)          complying with applicable laws, rules and regulations, including regulations promulgated by securities exchanges;

(ii)         complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(iii)        disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each recipient of Confidential Information must be bound by obligations of confidentiality and non-use no less restrictive than the obligations set forth herein prior to any such disclosure; or

(iv)        disclosure to its actual or potential lenders, potential acquirers, investors, merger partners, consultants, auditors or professional advisors, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by obligations of confidentiality and non-use no less restrictive than those in this Agreement prior to any such disclosure.

(b)          Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.2(a)(i) or  Section 6.2(a)(ii), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Buyer shall not file any patent application based upon or using the Confidential Information of Seller provided hereunder.

(c)          The Buyer agrees that it shall (i) protect and safeguard the Confidential Information of the Seller or Akcea with at least the same degree of care as the Buyer would protect its own similar Confidential Information, but in no event with less than a commercially reasonable degree of care, (ii) not use the Seller’s Confidential Information, or permit it to be accessed or used, in violation of or inconsistent with this Article 6, and (iii) implement procedures to ensure no such Confidential Information is disclosed to any person or entity that are pharmaceutical companies that are developing or commercializing any product that is directly competitive with any 2012 Biogen Licensed Product, including Spinraza, 2017 Biogen Licensed Product, including BIIB-115, or Pelacarsen. Buyer acknowledges and agrees that any breach of this Article 6 will cause injury to the Seller for which money damages would be an inadequate remedy and that, in addition to remedies at law, the Seller is entitled to seek equitable relief as a remedy for any such breach.

ARTICLE 7

INDEMNIFICATION

Section 7.1          General Indemnity. Subject to Section 7.3, from and after the Closing:

(a)          the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Seller in this Agreement or (ii) any breach of any of the covenants or agreements of the Seller or Akcea in this Agreement; provided, however, that the foregoing shall exclude any indemnification to any Buyer Indemnified Party to the extent resulting from (x) the gross negligence, willful misconduct, or fraud of any Buyer Indemnified Party or (y) acts or omissions of Seller or any of its Affiliates taken (or not taken) upon written instructions from any Buyer Indemnified Party (unless Seller is otherwise liable for such Losses pursuant to the terms of this Agreement); and

(b)          the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (“Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Buyer in this Agreement or (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement; provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party to the extent resulting from (x) the gross negligence, willful misconduct, or fraud of any Seller Indemnified Party or (y) acts or omissions of Buyer or any of its Affiliates taken (or not taken) upon written instructions from any Seller Indemnified Party (unless Buyer is otherwise liable for such Losses pursuant to the terms of this Agreement).

Section 7.2          Notice of Claims.

(a)          If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an ”Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Article 7, the Indemnified Party shall so notify the other party from whom indemnification is sought under this Article 7 (the “Indemnifying Party”) promptly in writing (a “Claim Notice”) describing such Loss, the amount or estimated amount thereof (in each case, the “Claim Amount”), if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. Within [***] days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (i) agree that the Indemnified Party is entitled to receive the Claim Amount (in which case such response shall be accompanied by a payment to the Indemnified Party of the Claim Amount by the Indemnifying Party by wire transfer of immediately available funds), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claim Amount (the amount so agreed in (i) or (ii), the “Agreed Amount”) (in which case such response shall be accompanied by a payment to the Indemnified Party of the Agreed Amount by the Indemnifying Party by wire transfer of immediately available funds) or (iii) contest that the Indemnified Party is entitled to receive any of the Claim Amount. If such dispute is not resolved within [***] days following the delivery of the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 9.8.  Failure of the Indemnifying Party to timely deliver a response as provided in this Section 7.2(a) shall not waive the Indemnifying Party’s ability to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 9.8.

(b)          If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this Article 7, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding.

(c)          A failure by an Indemnified Party to give notice, including a Claim Notice, and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 7.2 shall not limit the obligation of the Indemnifying Party under this Article 7, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 7.3          Limitations on Liability.

(a)          The Seller shall have liability under Section 7.1(a) with respect to any breach of any representation or warranty made by the Seller in this Agreement only if, on or prior to the date that is [***] after the Closing Date, the Buyer notifies the Seller of a claim in respect of such breach, specifying the factual basis of such claim and amount in reasonable detail (other than (x) [***] and (y) [***] as to which a claim may be made at any time until the date that is [***] after the termination of this Agreement).

(b)          The Buyer shall have liability under Section 7.1(b) with respect to any breach of any representation or warranty made by the Buyer in this Agreement, only if, on or prior to the date that is [***] after the Closing Date, the Seller notifies the Buyer of a claim in respect of such breach, specifying the factual basis of such claim and amount in reasonable detail (other than [***], as to which a claim may be made at any time until the date that is [***] after the termination of this Agreement.

(c)          No party hereto shall be liable for any indirect, consequential, punitive, special or incidental damages (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this Article 7, but excluding Article 6) in or pursuant to this Agreement. Notwithstanding the foregoing, the Buyer shall be entitled to make indemnification claims, in accordance with the procedures set forth in this Article 7, for Losses that include any portion of the Purchased Royalty Payments that the Buyer was entitled to receive but did not receive timely or at all due to any indemnifiable events under this Agreement, and such portion of the Purchased Royalty Payments shall not be deemed indirect, consequential, punitive, special or incidental damages for any purpose of this Agreement. Notwithstanding the foregoing, other than with respect to any fraud, willful misconduct, or intentional misrepresentation, (i) in no event shall an Indemnifying Party’s aggregate liability for Losses under Section 7.1 exceed the [***] of the date hereof and (ii) no Indemnifying Party shall have any liability for Losses under Section 7.1(a)(i) or Section 7.1(b)(i), as the case may be, except to the extent the aggregate amount of all Losses incurred by the Indemnified Party equals or exceeds $[***], at which point the full amount of the Losses shall be recoverable; provided that the foregoing limitations shall not apply to any Losses arising from a failure by Buyer to pay any portion of the Purchase Price in accordance with Section 2.1.

Section 7.4          Third Party Claims. Following the receipt of notice provided by an Indemnified Party pursuant to Section 7.2 of the commencement of any action, suit or proceeding against such Indemnified Party by a Third Party with respect to which such Indemnified Party intends to claim any Loss under this Article 7, an Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided, that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation.  So long as the Indemnifying Party is conducting the defense of such claim as provided in this Section 7.4, the Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim, and the Indemnifying Party may consent to the entry of any reasonable Judgment or enter into any reasonable settlement with respect to such claim [***].  In the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided, the Indemnified Party may defend against such claim and the Indemnified Party may consent to the entry of any reasonable Judgment or enter into any reasonable settlement with respect to such claim [***].  Further, in the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided, (A)  subject to the limitations set forth in Section 7.3, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (B) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this Article 7.

Section 7.5          Exclusive Remedy. Except as set forth in Section 9.10, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this Article 7 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach.  Notwithstanding the foregoing, claims for common law fraud shall not be waived or limited in any way by this Article 7.

Section 7.6          Tax Treatment for Indemnification Payments. Any indemnification payments made pursuant to this Article 7 will be treated as an adjustment to the Purchase Price for U.S. federal income tax to the fullest extent permitted by applicable law.

ARTICLE 8

TERMINATION

Section 8.1          Mutual Termination. This Agreement may be terminated at any time by mutual written agreement of the Buyer and the Seller.

Section 8.2          Automatic Termination. Unless earlier terminated as provided in Section 8.1, this Agreement shall continue in full force and effect until [***] days after such time as none of the Licensees ([***]) are obligated to make any payments to the Buyer in respect of any of the Purchased Royalty Payments, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination. Notwithstanding the foregoing, (A) the Buyer’s rights and Seller’s obligations under this Agreement with respect to Spinraza and BIIB-115, the 2012 Biogen License, the 2017 Biogen License and the Spinraza Upstream Licenses, Spinraza Licensed Patents, Spinraza Assigned Patents and BIIB-115 Licensed Patents shall terminate [***] days after such time as the Buyer has received Purchased SMA Royalty Payments in an amount equal to the SMA Royalty Cap, and (B) the Buyer’s rights and the Seller’s obligations under [***] shall terminate upon the Buyer’s receipt of Purchased Royalty Payments equal to [***] times the Purchase Price paid by the Buyer.

Section 8.3          Survival. Notwithstanding anything to the contrary in this Article 8, the following provisions shall survive termination of this Agreement: Section 2.3 (True Sale), Section 5.1 (Disclosures), Section 5.2 (Payments Received in Error), Section 5.4 (Late Fee), Section 5.7 (Inspections and Audits of Licensee), Article 6 (Confidentiality), Article 7 (Indemnification), this Section 8.3 (Survival) and Article 9 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

ARTICLE 9

MISCELLANEOUS

Section 9.1          Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 9.1:

If to the Seller, to it at:

Ionis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA 92010
Attention: General Counsel
Email: [***]

With a copy to:

Cooley LLP
3 Embarcadero Center, 20th Floor
San Francisco, CA 94111
Attention: Gian-Michele a Marca and Alan Tamarelli
Email: [***]

If to Akcea, to it at:

Akcea Therapeutics, Inc.
55 Cambridge Parkway
Cambridge, MA 02142
Attention: Chief Financial Officer
Email: [***]

With a copy to:

Cooley LLP
3 Embarcadero Center, 20th Floor
San Francisco, CA 94111
Attention: Gian-Michele a Marca and Alan Tamarelli
Email: [***]

If to the Buyer, to it at:

RP Management, LLC
110 E. 59th Street, Suite 3300
New York, New York 10022
Attention: General Counsel
Email: [***]

With a copy to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: Jacqueline Mercier and
Robert M. Crawford, Jr.
Email:  [***]

All notices and communications under this Agreement shall be deemed to have been duly given (a) when delivered by hand, if personally delivered, (b) when received by a recipient, if sent by email, or (c) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 9.2          Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Section 9.3          Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Seller or Akcea without the prior written consent of the Buyer; provided that each of the Seller and Akcea may assign this Agreement in its entirety to any Person that acquires all or substantially all of the Seller’s business or Akcea’s business, as applicable, to which this Agreement relates (including, for the avoidance of doubt, all of the Seller’s or Akcea’s (as applicable) right, title and interest in the Royalty Products, Upstream Licenses and License Agreements, and the Spinraza Licensed Patents, BIIB-115 Licensed Patents, and Pelacarsen Licensed Patents, as applicable), whether by merger, sale of assets or otherwise, so long as either such Person assumes all of the obligations of the Seller or Akcea, as applicable, in a writing delivered to the Buyer (in form and substance reasonably acceptable to the Buyer) within [***] Business Days of such closing in which such Person assumes all of the obligations of the Seller or Akcea to the Buyer under this Agreement; provided that if such Person is a Licensee, such Licensee shall, within [***] Business Days of closing, enter into an assumption agreement with, and reasonably acceptable to, the Buyer in which such Licensee assumes all of the obligations of the Seller or Akcea (as applicable) to the Buyer hereunder with respect to the applicable Royalty Products and agrees to pay the Purchased Royalty Payments directly to the Buyer notwithstanding any subsequent termination of the applicable License Agreement by the Licensee. This Agreement as a whole may not be assigned by the Buyer without the prior written consent of the Seller; provided that the Buyer may assign its rights and obligations under this Agreement (a) to an Affiliate of the Buyer (provided that, if the Buyer is assigning any of its obligations to pay the Additional Purchase Price Payments the Buyer shall provide a guarantee of the payment of such Additional Purchase Price Payments in form and substance reasonably acceptable to the Seller) or (b) in its entirety to any third party that acquires all or substantially all the Buyer’s assets, whether by merger, sale of assets or otherwise, provided that (x) within [***] Business Days of closing any such transaction, the Buyer causes such assignee to deliver a writing to the Seller (in form and substance reasonably acceptable to the Seller) in which such Person assumes all of the obligations of the Buyer to the Seller under this Agreement.  Notwithstanding the foregoing, the Buyer may assign its rights but not its obligations under this Agreement without the prior written consent of the Seller; provided that the Buyer promptly notifies the Seller of such assignment. Any purported assignment in violation of this Section 9.3 shall be null and void.

Section 9.4          Amendment and Waiver.

(a)          This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.

(b)          No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 9.5          Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 9.6          No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller, Akcea and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder; except that the Indemnified Parties shall be third party beneficiaries of the benefits provided for in Article 7.

Section 9.7          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 9.8          JURISDICTION; VENUE.

(a)          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 9.1 HEREOF.

(b)          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)          EACH PARTY HEREBY JOINTLY AND SEVERALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING.  EACH OF THE PARTIES REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY GIVEN.

Section 9.9          Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 9.10        Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding Section 7.5, each of the parties agrees that, without posting bond or other undertaking, the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.

Section 9.11         Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 9.12        Relationships of the Parties. The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other party or any of its Affiliates.  This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes.  The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Purchase Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

IONIS PHARMACEUTICALS, INC.

By:	/s/Brett Monia
Name: Brett Monia
Title: Chief Executive Officer

AKCEA THERAPEUTICS, INC.

By:	/s/Elizabeth Hougen
Name: Elizabeth Hougen
Title: Treasurer

(solely for the limited purposes set forth herein)

ROYALTY PHARMA INVESTMENTS 2019 ICAV

By:	RP Management, LLC, its Manager and lawfully appointed attorney

By:	/s/George Lloyd
Name: George Lloyd
Title: EVP & Chief Legal Officer